Exhibit 4.1

NORTHERN OIL AND GAS, INC.

8.50% SENIOR SECURED SECOND LIEN NOTES DUE 2023

FORM OF THIRD SUPPLEMENTAL INDENTURE

Dated as of November 22, 2019

WILMINGTON TRUST, NATIONAL ASSOCIATION

As Trustee and Collateral Agent

This THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of November 22, 2019, is between Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), and Wilmington Trust, National Association, a national banking association, as Trustee (in such capacity, together with its successors in such capacity, the “Trustee”) and Collateral Agent (in such capacity together with its successors in such capacity, the “Collateral Agent”).

RECITALS

WHEREAS, the Company and the Trustee and Collateral Agent have entered into an Indenture, dated as of May 15, 2018 (the “Base Indenture”), which was further amended by the First Supplemental Indenture dated as of September 18, 2018 (the “First Supplemental Indenture”) and the Second Supplemental Indenture dated as of October 5, 2018 (the “Second Supplemental Indenture” and collectively with the Base Indenture, the “Indenture”);

WHEREAS, the Company desires to amend and supplement the Indenture as contemplated by Articles 2, 3 and 4 of this Supplemental Indenture;

WHEREAS, Section 9.02 of the Indenture provides that the Company and the Trustee and the Collateral Agent may, in certain circumstances, amend or supplement the Indenture, the Notes and any other Note Document with the consent of the Holders of more than 50% of the aggregate principal amount of outstanding Notes, subject to Section 2.09 of the Indenture;

WHEREAS, the Company has solicited the consent of the Holders of the outstanding Notes, and the Holders of more than 50% of the aggregate principal amount of Notes have validly consented to the Amendments set forth in this Supplemental Indenture, pursuant to and in accordance with the Confidential Exchange and Tender Offer and Consent Solicitation Statement and Offering Memorandum, dated October 21, 2019, as supplemented by Supplement No. 1, dated October 31, 2019, Supplement No. 2, dated November 4, 2019, and Supplement No. 3, dated November 11, 2019, upon the terms and subject to the conditions set forth therein (as supplemented, the “Offering Memorandum”);

WHEREAS, this Supplemental Indenture is authorized pursuant to Section 9.02 of the Indenture;

WHEREAS, the Company has, pursuant to Section 9.06 of the Indenture, furnished the Trustee and the Collateral Agent with an Officers’ Certificate and an Opinion of Counsel complying with the requirements of Sections 11.04 and 11.05 of the Indenture;

WHEREAS, the Trustee and the Collateral Agent each is authorized to execute and deliver this Supplemental Indenture; and

WHEREAS, all acts and things prescribed by the Indenture, by law and by the Articles of Incorporation and the Bylaws (or comparable constituent documents) of the Company, of the Trustee and of the Collateral Agent necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Trustee and the Collateral Agent, in accordance with its terms, have been duly done and performed.

NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company and the Trustee and Collateral Agent covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:

ARTICLE 1

Section 1.01    Capitalized Terms. Capitalized terms used herein without definition shall have the meanings ascribed to them in the Indenture.

Section 1.02    Relation to Indenture. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.

Section 1.03    Effectiveness of Supplemental Indenture. This Supplemental Indenture shall become effective immediately upon its execution and delivery by the Company and the Trustee and Collateral Agent.

Section 1.04    Operative Date of Supplemental Indenture. Notwithstanding an earlier effectiveness date, the provisions of this Supplemental Indenture shall not become operative until the time and date upon which the Company pays the Consent Fee (as defined in the Offering Memorandum) (the “Third Supplemental Indenture Date”) to all Holders who have validly delivered and not validly revoked consents pursuant to the terms of the Offering Memorandum. The Company will provide written notice (which may be by e-mail) to the Trustee and Collateral Agent upon the occurrence of the Third Supplemental Indenture Date.

ARTICLE 2

Section 2.01    The Indenture shall be amended to give effect to the amendments set forth on Annex A.

ARTICLE 3

Section 3.01    The Collateral Agent is hereby authorized and directed to enter into an amendment to the Intercreditor Agreement making certain changes, including, among other items, to (i) reflect the replacement of the First Lien Credit Agreement and First Lien Agent with the new senior

2

secured revolving credit facility and the agent thereunder; (ii) amend the definition of “Priority Lien Cap” to permit principal amounts under the new senior secured revolving credit facility up to the Borrowing Base at the time of incurrence plus certain additional amounts permitted under the terms of the Indenture upon giving effect to the Supplemental Indenture and to remove the provisos contained therein that previously placed further limits on the principal amount under the new senior secured revolving credit facility in the event of a Replacement (as defined in the Intercreditor Agreement); (iii) amend the definition of “Weighted Yield” to (A) exclude the consent fees paid or to be paid in connection with the First Supplemental Indenture, Second Supplemental Indenture and this Supplemental Indenture and (B) exclude interest that is paid-in-kind in an amount equal to 3.00% per annum; (iv) amend Section 4.05(a) to remove the restrictions on modifications to the Priority Lien Debt (as such term is defined in the Intercreditor Agreement) that (A) result in the Weighted Yield applicable to the Priority Lien Debt (as such terms are defined in the Intercreditor Agreement) increasing by more than 250 basis points, (B) modify or add any covenant, event of default or other provision that restricts one or more payments or repayments of the Notes that would otherwise be permitted under the Priority Lien Debt (as defined in the Intercreditor Agreement) as of the execution date of the Intercreditor Agreement or (C) restrict modifications to the amounts of or time periods applicable to any make-whole amounts, yield maintenance amounts, premium or call protection applicable to the Priority Lien Obligations (as defined in the Intercreditor Agreement), (v) remove references to the Priority Lien Swap Intercreditor Agreement (as such term is defined in the Intercreditor Agreement) and to remove exclusions for Third Party Hedging Obligations from the definition of Purchasable Obligations (as such terms are defined in the Intercreditor Agreement) and (vi) allow the Priority Lien Agent and Priority Lien Secured Parties to provide a DIP Financing (as such terms are defined in the Intercreditor Agreement) up to the greater of $75 million and 10% of the Borrowing Base.

Section 3.02    In addition to satisfying the requirements of Sections 9.06, 11.04 and 11.05 of the Indenture in connection with the Intercreditor Agreement amendment, the Company shall deliver an Officer’s Certificate and Opinion of Counsel to the Trustee and Collateral Agent stating that the Intercreditor Agreement amendment satisfies the requirements of Section 3.01 of this Supplemental Indenture. The Trustee and Collateral Agent shall have no liability to any Person for entry into the Intercreditor Agreement amendment in reliance on such Officer’s Certificate and Opinion of Counsel.

ARTICLE 4

Section 4.01    Ratification of Obligations. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms.

Section 4.02    The Trustee and the Collateral Agent. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee or Collateral Agent by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee and the Collateral Agent subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee and Collateral Agent with respect hereto. The recitals above shall constitute statements of the Company, and neither the Trustee nor the Collateral Agent assume any responsibility for their accuracy.

3

Neither the Trustee nor the Collateral Agent makes any representation as to the validity or sufficiency of this Supplemental Indenture.

Section 4.03    Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Section 4.04    Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute the effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

[Signatures on following pages]

4

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

SIGNATURES

NORTHERN OIL AND GAS, INC.

By:	/s/ Nicholas L. O’Grady
	Name:	Nicholas L. O’Grady
	Title:	President and Chief Financial Officer

SIGNATURE PAGE TO THIRD SUPPLEMENTAL INDENTURE

TRUSTEE:

WILMINGTON TRUST,
NATIONAL ASSOCIATION, as
Trustee

By:	/s/ Sarah Vilhauer
	Name:	Sarah Vilhauer
	Title:	Banking Officer

COLLATERAL AGENT:

WILMINGTON TRUST,
NATIONAL ASSOCIATION, as
Collateral Agent

By:	/s/ Sarah Vilhauer
	Name:	Sarah Vilhauer
	Title:	Banking Officer

SIGNATURE PAGE TO THIRD SUPPLEMENTAL INDENTURE

Annex A

Amendments

“Affiliate” means, with respect to a specified Person, another Person, that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent” means any Registrar or Paying Agent.

“Agent Members” has the meaning provided in the Appendix.

~~“All in Cap” means an amount not to exceed the sum of (i) the Base Cap plus (ii) the principal amount of any customary debtor-in-possession financing (which shall not exceed the lesser of (a) $75,000,000 (exclusive of any “roll-up” of any prepetition amounts under the First Lien Credit Agreement or the Credit Facility (other than Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement))) and (b) the amount agreed to in the Intercreditor Agreement as in effect on the date of measurement), plus (iii) any customary protective advances in an amount up to 2.00% of the principal amount outstanding under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as of such time (without giving effect to any Excess Priority Lien Obligations (as such term is defined in the Intercreditor Agreement) or debtor-in-possession financing) by the lenders under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in respect of any collateral or for insurance, taxes or maintenance of collateral, plus  (iv) any increase in the principal amount of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility due to interest paid in kind or capitalized (subject, in all respects to the limitations set forth in Section 4.24(a) and Section 4.29(b)(iii)), plus  (v) any amounts owing in respect of customary Hedging Obligations (as such term is defined in the Intercreditor Agreement) and Bank Product Obligations (as such term is defined in the Intercreditor Agreement), if any, plus  (vi) in the case of Debt constituting Permitted Refinancing Debt of the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility, any interest, fees, premiums, make whole amounts or call protection amounts that become due as a result of such refinancing in an amount so long as, when aggregated with the principal amount of loans outstanding under the First Lien Credit Agreement, if the First Lien Credit Agreement ceases to exist, or the Credit Facility at such time, the aggregate amount shall not exceed the Refinancing Cap.~~

“All in Cap” means, as of any date of determination, after giving pro forma effect to any incurrence of Debt and the application of proceeds therefrom, an amount not exceeding the Borrowing Base in effect as of such date of determination.

“Applicable Law” except as the context may otherwise require, means all applicable laws, rules, regulations, ordinances, judgments, decrees, injunctions, writs and orders of any court or governmental or congressional agency or authority and rules, regulations, orders, licenses and permits of any United States federal, state, municipal, regional, or other governmental body, instrumentality, agency or authority.

“Applicable Procedures” of a Depository means, with respect to any matter at any time, the policies and procedures of such Depository, if any, that are applicable to such matter at such time.

“Approved Counterparty” means (a) BP Energy Company, (b) Macquarie Bank Limited, (c) Cargill Incorporated, (d) Royal Bank of Canada, (e) Fifth Third Bank, (f) Capital One Bank (USA), N.A., (g) any other Person with a A- or higher rating from Moody’s or A3 or higher rating from S&P (or such counterparty’s obligations under any Swap Agreement have been guaranteed by an entity with such ratings) at the time that such Note Party enters into a Swap Agreement, or (h) any Person that is or becomes a lender (or any Affiliate of any such lender) under the First Lien Credit Agreement, or, if the First Lien Credit Agreement ceases to exist, the Credit Facility at the time that or after such Note Party enters into a Swap Agreement whether or not such Person at any time ceases to be a lender (or an Affiliate of a lender) thereunder, as the case may be (or an assignee of any Person described in clause (h) above so long as such assignee is a lender (or an Affiliate of a lender) at the time of such assignment) or is otherwise acceptable to the Majority Holders.

“Approved Petroleum Engineers” means (a) Ryder Scott Company Petroleum Consultants, L.P., (b) Netherland, Sewell & Associates, Inc., (c) Cawley, Gillespie & Associates, Inc. and, in each case, any and all successors thereto, and (d) any Person acceptable to the Majority Holders.

“Bankruptcy Law” means Title 11, United States Code, as it may be amended from time to time, or any similar federal or state law for the relief of debtors.

~~“Base Cap” means $400,000,000 as may be reduced from time to time in accordance with Section 4.27(l).~~

“Beneficial Owner” has the meaning assigned such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” have correlative meanings.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person or any committee thereof duly authorized to act on behalf of such board of directors or such other governing body.

“Board Resolution” means a copy of a resolution certified by the Secretary or an Assistant Secretary of the applicable Person to have been duly adopted by the Board of Directors of such Person and to be in full force and effect on the date of such certification, and delivered to the Trustee.

“Borrowing Base” means the “Borrowing Base” as defined in, and as determined from time to time pursuant to, the First Lien Credit Agreement (or, if the First Lien Credit Agreement ceases to exist, the Credit Facility); provided, that the Borrowing Base under such First Lien Credit Agreement or Credit Facility is determined on a basis substantially consistent with custo mary terms for oil and gas secured reserv e-base d loa n trans actions; provid ed, furthe r, that during any Borrowi ng Base Cap Period, the Borrowi ng Base shall not excee d the highe st Borr owing Base in effect during the two fiscal quarter s immed iatel y pri or to the comm enceme nt of such Borrowi ng Base Cap Period.

“ Borrowing Base Cap Pe riod” means a period (a)  beginni ng on the date on whic h fina ncial stat ement s become avail able for a fiscal quarte r and for which (i)  the Tota l Debt to EBITDAX ratios, measured as of the last day of each of the last two fiscal quarter s, were each greater than 2.75 to 1.00 and/ or (ii)  the Fixed Charg e Covera ge Rati os, measu red as of the last day of each such fiscal quarter , were each less than 2.25 to 1.00 and (b) ending on the date on whic h fina ncial stat ement s beco me availa ble for a fiscal quarte r and f or whic h (i)  the Total Debt to EBITDAX ratio, measured as of the last day of such fisca l quart er, was less than or equa l to 2.75 to 1.00 and (ii)  the Fixe d Char ge Coverage Ratio, measure d as of the last day of such fisca l quart er, was equal to or great er than 2.25 to 1.00.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in Houston, Texas or in New York, New York or another place of payment are authorized or required by law to close.

“Capital Expenditures” means, in respect of any Person, for any period, the aggregate (determined without duplication) of all exploration and development expenditures and costs that should be capitalized in accordance with GAAP and any other expenditures that are capitalized on the balance sheet of such Person in accordance with GAAP.

“Capital Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, recorded as capital leases on the balance sheet of the Person liable (whether contingent or otherwise) for the payment of rent thereunder, provided that all obligations of any Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board (“FASB”) on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions and calculations for purpose of this Indenture (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in the financial statements to be delivered pursuant to Section 4.03(a) and 4.03(b).

“Cash Equivalents” means (a) direct obligations of the United States or any agency thereof, or obligations guaranteed or insured by the United States or any agency thereof, in each case maturing within one (1) year from the date of acquisition thereof; (b) commercial paper maturing within one (1) year from the date of acquisition thereof rated in the highest grade by S&P or Moody’s; (c) deposit accounts or deposits maturing within one (1) year from the date of acquisition thereof with, including certificates of deposit issued by any bank or trust company which is organized under the laws of the United States or any state thereof, has capital, surplus and undivided profits aggregating at least $100,000,000 (as of the date of such bank or trust company’s most recent financial reports) and has a short term deposit rating of no lower than A2 or P2, as such rating is set forth from time to time, by S&P or Moody’s, respectively; (d) repurchase obligations with a term of not more than thirty (30) days from the date of acquisition thereof for underlying securities of the type described in the foregoing clauses (a) through (c); and (e) deposits in money market funds investing exclusively in Investments described in the foregoing clauses (a) through (d).

“Cash Interest” means any interest on the Notes payable in cash.

“Cash Interest Rate” has the meaning provided in Section 1 of the form of Note included as Exhibit 1 to the Appendix.

“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Company or any of its Subsidiaries having a fair market value in excess of $250,000 in the aggregate for any calendar year.

“Change of Control” means the occurrence of the following events: (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than any intermediate Person that owns directly or indirectly 100% of the Equity Interests in the Company if a Change of Control would not be triggered under this clause (a) but for the inclusion of such Person) or group (within the meaning of the Exchange Act and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests so that such Person or group owns 45% or more of the Voting Stock of the Company, (b) the occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by Persons who were neither (i) nominated, appointed or approved for consideration by shareholders for election by the Board of Directors of the Company or (ii) appointed by directors so nominated, appointed or approved or (c) any “change in control” under any documents governing any Material Indebtedness.

“Clearstream” means Clearstream Banking, société anonyme, or any successor securities clearing agency.

“Collateral” means all assets or property, now owned or hereafter acquired by the Company and the Guarantors (other than Excluded Assets), to the extent such assets or property are mortgaged, pledged or assigned or purported to be mortgaged, pledged or assigned, or are required to be mortgaged, pledged or assigned under this Indenture or the Security Documents to the Collateral Agent, together with the proceeds thereof.

“Collateral Agent” has the meaning set forth in the Preamble to this Indenture.

“Commodities Account” has the meaning assigned to such term in the UCC.

“Company” means Northern Oil and Gas, Inc., a Delaware corporation, and any and all successors thereto.

“Compliance Certificate Due Date” means the date a Compliance Certificate is due pursuant to Section 4.03(c).

“Consolidated Net Income” means with respect to the Company and the Consolidated Subsidiaries, for ~~any period~~the most recently ended four fiscal quarter s for which finan cial sta temen ts are availa ble, the aggregate of the net income (or loss) of the Company and the Consolidated Subsidiaries after allowances for Taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Company or any Consolidated Subsidiary has an interest (which interest does not cause the net income of such other Person to be consolidated with the net income of the Company and its Consolidated Subsidiaries in accordance with GAAP), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (b) the net income (but not loss) during such period of any Consolidated Subsidiary (other than the Guarantors) to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Subsidiary except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; or is otherwise restricted or prohibited, in each case determined in accordance with GAAP; (c) the net income (or deficit) of any Person accrued prior to the date it becomes a Consolidated Subsidiary or is merged into or consolidated with the Company or any of its Consolidated Subsidiaries; (d) the net income of any Consolidated Subsidiary that is not a Guarantor, except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Company or to a Consolidated Subsidiary, as the case may be; (e) any extraordinary gains or losses during such period; (f) non-cash gains, losses or adjustments under FASB Accounting Standards Codification Topic 815 as a result of changes in the fair market value of derivatives; (g) any gains or losses attributable to writeups or writedowns of assets; and (h) any cancellation of debt income.

“Consolidated Subsidiary” means each Subsidiary of the Company (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Company in accordance with GAAP.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. For ~~the~~ purposes of this definition and solely with respect to the definiti on of “Affilia te,” and without limiting the generality of the foregoing, any Person that owns directly or indirectly 10% or more of the Equity Interests having ordinary voting power for the election of the directors or other governing body of a Person (other than as a limited partner of such other Person) will be deemed to “control” such other Person; provid e d tha t (a) su ch Person is not a mutua l fund or any similar investm ent fund (or an affiliate d group of such funds) having at least $100 billion of assets under management (individually or in the aggregate with its affiliated funds) owning or controlling Equity Interests of the Company for investment purposes and such Person would be permitt ed to repor t its ownership interest on Schedule 13G pursuant to Rule 13d-1(b) and (b) such Person did not acquire Equity Interests in such other Person in connection with, or as payment of consideration for, a purchase or acquisition. “Controlling” and “Controlled” have meanings correlative thereto.

“6.5% Convertible Preferred Stock” means 6.5% Series A Perpetual Cumulative Convertible Preferred Stock of the Company with the terms set forth in the Offering Memorandum.

“Corporate Trust Office of the Trustee” means the office of the Trustee at which at any time its corporate trust business shall be administered, which office at the date hereof is located at 50 South Sixth Street, Suite 1290, Minneapolis, MN 55402, or such other address as the Trustee may designate from time to time by notice to the Holders and the Company, or the principal corporate trust office of any successor Trustee (or such other address as a successor Trustee may designate from time to time by notice to the Holders and the Company).

“ Cred it Facility” means the First Lien Credit Agreement or Permitted Refinancing Debt in respect of all of the First Lien Credit Agreement provided that (i) at least 66 2⁄3% of the commitme nts and exposure in respect of such Debt shall be hel d by commerci al banks that regularly engage in making reserve-based borrowing base bank loans in the ordinary course and (ii) such Debt shall not exceed a principal amount equal to the All in Cap (plus additional amount s to the extent provi ded for under the definiti on of Permitted Refin ancing Debt, as det ermined at the time such Debt is incurred) (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof and being deemed to be incurred upon extension of any such letters of credit (regardless of whether drawn at a later date) and, to the extent any such letter of credit is to be extended at a time when there is insufficient excess availability pursuant to this definition of “Credit Facility” to accommodate such letter of credit (a “letter of credit shortage”), the Company may couple such extension with a substantially concurrent repayment of any Credit Facility in the amount of such letter of credit shortage and any such extension shall be deemed permitted hereunder); provided, that any such secured Credit Facility must be (a) secured on a basis that is or would be pari passu with the First Lien Credit Agreement (which, includes, for the avoidance of doubt, that no Credit Facility may be secured by a so called “one and a half” or similar lien structure) and (b) subject to a rank in right of payment that is or would be pari passu with the loans and obligations under the First Lien Credit Agreement (which, includes, for the avoidance of doubt, that no Credit Facility may be contractually subordinated to any other Credit Facility or otherwise, including pursuant to any so called “first-out” or “last-out” tranche or similar tranching structures).

“Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

~~“ De Minimi s  Acquisiti on” means any acquisition (whether in an individual transaction or a series of related transactions) by the Company or its Subsidiaries of Property if the consideration therefor is less than $2,500,000.~~

“Debt” means, for any Person, each of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments ~~including, without limitation, all interest, premiums and call protection (if any), yield maintenance amounts (if any), make-whole amounts (if any), fees, indemnities, reimbursement obligations and expenses payable in connection therewith~~; (b) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, surety or other bonds and similar instruments; (c) all (i) accounts payable and (ii) accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services, in each case (other than deferred purchase price obligations in connection with the acquisition of Oil and Gas Properties), which are greater than ninety (90) days past the date of invoice other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all obligations of such Person under Capital Leases; (e) all obligations under Synthetic Leases; (f) all Debt (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Debt has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Debt is assumed by such Person; (g) all Debt (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of such Debt (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Debt and the maximum stated amount of such guarantee or assurance against loss; (h) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Debt or Property of others; (i) all obligations of such Person to deliver commodities, goods or services, including, without limitation, Hydrocarbons, in consideration of one or more advance payments, other than gas balancing arrangements, take or pay arrangements for the gathering, processing or transportation of production, or other similar arrangements, in each case in the ordinary course of business; (j) obligations of such Person to pay for goods or services even if such goods or services are not actually received or utilized by such Person; (k) any Debt of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (l) Disqualified Capital Stock of such Person; and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Debt of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.

~~“Dedicated Cash Receipts” means all cash received by or on behalf of the Company or any Guarantor with respect to the following: (a) any amounts payable under or in connection with any Oil and Gas Properties; (b) cash representing operating revenue earned or to be earned by the Company or any Guarantor; (c) proceeds from the First Lien Credit Agreement, and if the First Lien Credit Agreement ceases to exist, the Credit Facility or the Notes; and (d) any other cash received by the Company or any Guarantor from whatever source (including amounts received in respect of the Liquidation of any Swap Agreement) other than (i) liability insurance~~

~~proceeds required to be paid directly to third parties, (ii) payments made to the Company or any Guarantor for the account of third parties under or in connection with joint operating agreements or similar joint development agreements and (iii) amounts described in the definition of “Excluded Deposit Accounts” which are deposited in Excluded Deposit Accounts.~~

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Depository” has the meaning provided in the Appendix.

“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which, mandatorily or at the option of the holder, it is convertible or for which it is exchangeable) or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Debt or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, in either case, on or prior to the date that is one (1) year after the earlier of (i) the Stated Maturity of the Notes and (ii) the date on which there are no Notes or other obligations hereunder outstanding. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Capital Stock solely because the holders of such Equity Interests have the right to require the Company to repurchase or redeem such Equity Interests upon the occurrence of a change of control or an asset sale will not constitute Disqualified Capital Stock. Notwithstanding the foregoing and for the avoidance of doubt, the 6.5% Convertible Preferred Stock shall not constitute Disqualified Capital Stock.

“dollars” or “$” refers to lawful money of the United States of America.

“Dollar-Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.

“DTC” means The Depository Trust Company, its nominees, successors and assigns.

“EBITDAX” means, as of any date of determination, the sum of Consolidated Net Income for the most recently ended four fiscal quarters for which financial statements are available (including any such quarter ending on such date of determination) plus the following expenses or charges to the extent deducted from Consolidated Net Income in such four fiscal quarter period: (a) Interest Expense, (b) income Taxes, (c) depreciation, (d) depletion, (e) amortization, (f) (i) one-time transaction fees and expenses paid or accrued in connection with debt financings, capital raising transactions, acquisitions, mergers and dispositions in an aggregate amount ~~for this clause (f)~~ not to exceed ~~$5,000,000 in any~~2.5% of EBITDAX for such four fiscal quarter period calculated before giving effect to this clause (i) and (ii) all fees and expenses incurred in connection with the transactions (and series of related transactions) to occur on or about the Third Supplemental Indenture Date (including the issuance of 6.5% Convertible Preferred Stock and the redemption of Notes contemplated in connection with the Third Supplemental Indenture

Date), (g) exploration expenses, (h) other than for purposes of calculating EBITDAX for purposes of the definition of PIK Interest Suspension Certificate ~~and Section 4.29(b)~~, pro forma “run rate” cost savings, operating expense reductions and synergies related to mergers and other business combinations, acquisitions, divestitures, dispositions, discontinuance of activities or operations and other specified transactions, restructurings, cost savings initiatives, operational changes and other initiatives or specified transactions that are reasonably identifiable and factually supportable and projected by the Company in good faith to result from actions that have been taken or with respect to which substantial steps have been taken or are expected to be taken (in the good faith determination of the Company) within 12 months thereafter (including any actions taken on or prior to the Issue Date) in an amount not to exceed 10% of EBITDAX for such four fiscal quarter period calculated before giving effect to this clause (h), but, in any case, only to the extent the First Lien Credit Agreement or the Credit Facility are then in effect, in an amount not in excess of the pro forma adjustments permitted thereunder, and (i) other non-cash charges (including non-cash expenses associated with the granting of stock-based compensation to employees and directors of the Company or its Subsidiaries, non-recurring non-cash losses (or minus any gains), non-cash mark to market losses (or minus any gains), and non-cash impairments or accounting adjustments with respect to any disposition of assets permitted hereby), minus all non-cash income added to Consolidated Net Income minus all gains (whether cash or non-cash) from asset dispositions (other than Hydrocarbons produced in the ordinary course of business) and Liquidations of Swap Agreements (in each case to the extent included in Consolidated Net Income during the applicable period); provided that that if the Company or any Consolidated Subsidiary shall make a Material Acquisition or Material Divestiture during such period, then Consolidated Net Income shall be calculated after giving pro forma effect to such Material Acquisition or Material Divestiture, as if such Material Acquisition or Material Divestiture had occurred on the first day of such period ~~to the same extent as under the First Lien Credit Agreement and, if such First Lien Credit Agreement ceases to exist, the Credit Facility~~ (but excluding, for the avoidance of doubt and in all cases, any adjustments on account of pro forma cost savings, synergies or similar items, except as provided in clause (h) above).

“Environmental Laws” means any and all Governmental Requirements pertaining in any way to health, safety, the environment or the preservation or reclamation of natural resources, in effect and as applicable in any and all jurisdictions in which the Company or any Subsidiary is conducting or at any time has conducted business, or where any Property of the Company or any Subsidiary is located, including the Oil Pollution Act of 1990, as amended (“OPA”), the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended (“CERCLA”), the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976, as amended (“RCRA”), the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, and other environmental conservation or protection Governmental Requirements. The term “Oil” shall have the meaning specified in OPA, the terms “Hazardous Substance” and “Release” have the meanings specified in CERCLA, the terms “Solid Waste” and “Disposal” (or “Disposed”) have the meanings specified in RCRA and the term “Oil and Gas Waste” shall mean those waste that are excluded from the definition of “hazardous waste” pursuant to 40 C.F.R. Section 261.4(b)(5) (“Section 261.4(b)(5)”); provided, however, that (a) in the event either OPA, CERCLA, RCRA or Section 261.4(b)(5) is amended so as to broaden the meaning of any term defined thereby,

“Exchange Agreement” has the meaning provided in the Appendix.

“Exchange Notes” has the meaning provided in the Appendix.

“Excluded Assets” shall have the meaning ascribed to such term in the Security Agreement.

“Excluded Deposit Account” means, as of any date of determination, (a) any Deposit Account, the balance of which consists exclusively of (i) withheld income Taxes and federal, state or local employment Taxes required to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of the Company or any Subsidiary and (ii) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3 102 on behalf of or for the benefit of employees of the Company or any Subsidiary, (b) all segregated Deposit Accounts, constituting (and the balance of which consists solely of funds set aside in connection with) payroll accounts, trust accounts, and accounts dedicated to the payment of accrued employee benefits, medical, dental and employee benefits claims to employees of the Company or any Subsidiary, (c) any “zero balance account” or other account that automatically and immediately transfers any amounts deposited in such account to an account subject to an Account Control Agreement ~~and~~, (d) any Deposit Accounts maintained solely for the benefit of issuers of letters of credit containing cash collateral constituting Liens permitted pursuant to Section 4.28(e), (e) segregated accounts, the balance of which consists exclusively of funds due and owing to unaffiliated third parties in connection with royalty payment obligations owed to such third parties, or working interest payments received from unaffiliated third parties, solely to the extent such amounts constitute property of such third party held in trust, (f) dedicated cash collateral or surety accounts with respect to Excepted Liens of the type described in clause (g) of the definition thereof, and (g) petty cash accounts; provided that the aggregate amount deposited in all accounts described in clause~~s~~ (~~a) and (b~~g) shall not exceed $500,000 at any time; provided, further that Excluded Deposit Accounts shall not include any Property securing any Credit Facility, any Permitted Junior Lien Debt or any Permitted Refinancing Debt thereof.

~~“Existing Notes” means the 8.000% Senior Notes due 2020 issued by the Company outstanding on the Issue Date immediately after giving effect to the issuance of the Notes and the transactions contemplated under the Exchange Agreement.~~

“Financial Officer” means, for any Person, the chief financial officer, principal accounting officer, treasurer, manager, or controller of such Person. Unless otherwise specified, all references herein to a Financial Officer means a Financial Officer of the Company.

“First Lien Agent” means, until the First Supplemental Indenture Date, TPG Specialty Lending, Inc., and thereafter until on or about the Third Supplemental Indenture Date, the Royal Bank of Canada and thereafter Wells Fargo Bank, National Association (to the extent appointed) until a successor replaces it in accordance with the applicable provisions of the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the collateral agent, or other representative of lenders or holders of the Credit Facility party to the Credit Facility and the Intercreditor Agreement (including by joinder).

“First Lien Credit Agreement” means, until the First Supplemental Indenture Date, the Term Loan Credit Agreement, dated as of November 1, 2017, among the Company, as borrower, the First Lien Agent, as administrative agent, and the other lenders party thereto, (as amended from time to time), and thereafter until the Third Supplemental Indenture Date as refinanced and replaced (to the extent refinanced and replaced) by that certain Amended and Restated Credit Agreement, dated as of the First Supplemental Indenture Date, among the Company, as borrower, the First Lien Agent, as administrative agent and the other lenders party thereto, and thereafter as refinanced and replaced (to the extent refinanced and replaced) by that certain Second Amended and Restated Credit Agreement, dated as of the Third Supplemental Indenture Date, among the Company, as borrower, the First Lien Agent, as administrative agent and the other lenders party thereto and as further amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of this Indenture or the Intercreditor Agreement.

“First Lien Credit Documents” means the First Lien Credit Agreement, the First Lien Security Documents and all promissory notes and guarantees executed in connection therewith, in each case, as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time, in accordance with its terms and in a manner not prohibited by or in violation of the terms of this Indenture or the Intercreditor Agreement.

“First Lien Financial Covenants” means the “Financial Covenants” under Sections 9.01~~(b) and (c)~~ of the First Lien Credit Agreement as of the ~~Issue~~Third Supple menta l Inde nture Date (and when the First Lien Credit Agreement as of the ~~Issue~~Thir d Suppl ement al Indent ure Date ceases to exist, any substantially similar financial maintenance covenants under the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ or any other Credit Facility).

“First Lien Security Documents” means any security agreements, pledge agreements, collateral assignments, mortgages, collateral agency agreements, intercreditor agreements, deeds of trust or other grants or transfers for security executed and delivered by the Company, a Guarantor or any other obligor under the First Lien Credit Agreement or any First Lien Credit Document creating (or purporting to create) a Lien upon Collateral in favor of the First Lien Agent for the benefit of the lenders under the First Lien Credit Agreement, or if the First Lien Credit Agreement ceases to exist, the Credit Facility, in each case, as amended, supplemented, modified, renewed, restated or replaced, in whole or in part, from time to time, in accordance with its terms, in compliance with this Indenture and the Intercreditor Agreement.

“First Supplemental Indenture Date” means the date on which the supplemental indenture to this Indenture, dated September 18, 2018, becomes operative pursuant to Section 1.04 of such supplemental indenture.

“Fixed Charge Coverage Ratio” means the ratio of EBITDAX for such period to Fixed Charges for such period. In the event that the Company or any Consolidated Subsidiary incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Debt (other than ordinary working capital borrowings) or issues, repurchases or redeems Preferred Stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio will be calculated giving pro forma effect to such incurrence, assumption, guarantee, repayment, repurchase, redemption, defeasance or other discharge of Debt, or such issuance, repurchase or redemption of Preferred Stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of this definition, whenever pro forma effect is to be given to any calculation under this definition, the pro forma calculations will be determined in good faith by a responsible financial or accounting officer of the Company; provided that such officer may in his or her discretion include any reasonably identifiable and factually supportable pro forma changes to EBITDAX, including any pro forma expenses and cost reductions, that have occurred or in the judgment of such officer are reasonably expected to occur within 12 months of the date of the applicable transaction (regardless of whether such expense or cost reduction or any other operating improvements could then be reflected properly in pro forma financial statements prepared in accordance with Regulation S-X under the Securities Act or any other regulation or policy of the SEC) and that are set forth in an Officers’ Certificate that states (a) the amount of each such adjustment and (b) that such adjustments are based on the reasonable good faith belief of the officers executing such Officers’ Certificate at the time of such execution and the factual basis on which such good faith belief is based.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)    acquisitions that have been made by the Company or any Consolidated Subsidiary, including through mergers or consolidations, or by any Person acquired by the Company or any Consolidated Subsidiary, and including all related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, will be given pro forma effect as if they had occurred on the first day of the four-quarter reference period;

(2)    the EBITDAX attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded;

(3)    the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, will be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person following the Calculation Date;

(4)    any Person that is a Consolidated Subsidiary on the Calculation Date will be deemed to have been a Consolidated Subsidiary at all times during such four-quarter period;

(5)    any Person that is not a Subsidiary on the Calculation Date will be deemed not to have been a Consolidated Subsidiary at any time during such four-quarter period; and

(6)     if any Debt bears a floating rate of interest, the interest expense on such Debt will be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Swap Agreement related to such Debt if such Swap Agreement has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, for the most recently ended four fiscal quarters for which financial statements are available, the sum, without duplication, of:

(1)     the consolidated interest expense of the Company and the Consolidated Subsidiaries for such period, whether paid or accrued (excluding (i) any interest, amortization of deferred financing costs, debt discounts or premiums, debt issuance costs, commissions, fees and expenses, in each case attributable to Dollar-Denominated Production Payments, (ii) write-off of deferred financing costs and any annual agency fees on the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility, and any fees and expenses associated with any dispositions of Property, acquisitions, Investments, equity issuances or debt issuances, (iii) accretion of interest charges on future plugging and abandonment obligations, future retirement benefits and other obligations that do not constitute Debt, (iv) any prepayment premium or penalty and (v) breakage costs in respect of obligations under Swap Agreements related to interest rates, but including (A) amortization of debt issuance costs and original issue discount, (B) non-cash interest payments, (C) the interest component of all payments associated with Capital Leases and (D) commissions, discounts and other fees and charges incurred in respect of letters of credit or bankers’ acceptance financings), and net of the effect of all payments made or received pursuant to Swap Agreements in respect of interest rates and any cash interest income received; plus

(2)     the consolidated interest expense of the Company and the Consolidated Subsidiaries that was capitalized during such period; plus

(3)     any interest on Debt of another Person that is guaranteed by the Company or one of the Consolidated Subsidiaries or secured by a Lien on assets of the Company or one of the Consolidated Subsidiaries, whether or not such guarantee or Lien is called upon; plus

(4)     all dividends or distributions, whether paid or accrued and whether or not in cash, on any series of Disqualified Capital Stock of the Company or any series of Disqualified Capital Stock or Preferred Stock of the Consolidated Subsidiaries, other than dividends or distributions on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Capital Stock) or to the Company or any of the Consolidated Subsidiaries.

“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statute thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC § 4001, et seq.), as the same may be amended or recodified from time to time, and (d) the Flood Insurance Reform Act of 2004 and any regulations promulgated thereunder.

“Material Acquisition” means any acquisition ~~(whether in an individual transaction or a~~ of Oil and Gas Properties and related Property (or series of related ~~transactions)~~acquisitions of Oil and Gas Properties and related Property) that involves the payment of consideration by the Company or its Subsidiaries ~~of Property (other than any De Minimis Acquisition except for purposes of Section 4.15(d) and Section 4.19; provided that, in the event the First Lien Agent (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility) grants an extension, waiver, amendment, or consent with respect to the collateral requirements applicable under the Credit Agreement or Credit Facility, as applicable, in respect of any De Minimis Acquisition, such extension, waiver, amendment or consent shall also apply to an equal extent with respect to the collateral requirements under Section 4.15(d) or Section 4.19 with respect to such De Minimis Acquisition) if the consideration therefore exceeds (a) $5,000,000 for any individual transaction or series of related transactions or (b) $20,000,000 when aggregated with the consideration paid in connection with all other acquisitions of Property during the trailing twelve (12) month period through and including the month in which such acquisition occurs.~~in excess of $10,000,000.

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, liabilities (actual or contingent) or financial condition of the Company and the Subsidiaries, taken as a whole, (b) the ability of the Company, any Subsidiary or any Guarantor to perform any of its obligations under any Note Document to which it is a party, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Trustee, the Collateral Agent or any Holder under any Note Document.

“Material Divestiture” means any sale, assignment, farm-out, conveyance or other transfer of Oil and Gas Properties in a single transaction or series of related transactions if the consideration therefore~~, when aggregated with the consideration received in connection with all other sales, assignments, farm-outs, conveyances or other transfers of Oil and Gas Properties during the fiscal quarter in which such transaction occurs,~~ exceeds $~~5~~10,000,000.

“Material Indebtedness” means any Debt (other than the Notes), or net obligations in respect of one or more Swap Agreements, of any one or more of the Company and its Subsidiaries, in either case in principal amount exceeding, on any date of determination, $25,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Company or any Subsidiary in respect of any Swap Agreement at any time shall be the Swap Termination Value determined under the circumstances and in accordance with the provision of clause (a) of such term “Swap Termination Value”.

“Measurement Fiscal Quarter” means a fiscal quarter ending on June 30 or December 31 of each year until the Stated Maturity of the Notes (beginning with the fiscal quarter ending June 30, 2018).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Mortgage Coverage Requirement” has the meaning assigned to such term in Section 4.15.

“Mortgaged Property” means any Property owned by the Company or any Guarantor which is subject to the Liens existing and to exist under the terms of the Security Documents.

“Multiemployer Plan” means any employee pension plan as defined in Section 3(2) of ERISA covered by Title IV of ERISA that is a multiemployer plan as defined in section 3(37) or 4001 (a)(3) of ERISA.

“Net Cash Proceeds” means:

(1)     with respect to any issuance or sale of Equity Interest or the sale or incurrence of any Debt, means the cash proceeds of such issuance or sale net of attorneys’ fees, accountants’ fees, investment banking fees, listing fees, discounts or commissions and brokerage, consultant and other fees, expenses and charges actually incurred in connection with such issuance or sale and net of Taxes paid or payable as a result of such issuance or sale; and

(2)     with respect to any Transfer of assets or Liquidation of any Swap Agreement, the aggregate cash proceeds received by the Company or any of its Subsidiaries in respect of such Transfer or Liquidation (including any cash received upon the sale or other disposition of any non-cash consideration received in any Transfer or Liquidation), net of, without duplication:

(a)     the direct costs relating to such Transfer or Liquidation, including legal, title, engineering, environmental, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof;

(b)    Taxes paid or reasonably estimated to be payable as a result thereof;

(c)     amounts required to be applied to the repayment of Debt (other than under this Indenture and the First Lien Credit Agreement, and once the First Lien Credit Agreement ceases to exist, the Credit Facility) secured by a Lien on the asset or assets that were the subject of such Transfer; and

(d)     any reserve established in accordance with GAAP against liabilities associated with such Transfer or Liquidation or any amount placed in escrow for adjustment in respect of the purchase price of such Transfer or Liquidation, until such time as such reserve is reversed or such escrow arrangement is terminated, in which case Net Cash Proceeds shall be increased by the amount of the reserve so reversed or the amount returned to the Company or its Subsidiaries from such escrow arrangement, as the case may be.

“Note Documents” means this Indenture (including any guarantee by any Guarantor), the Notes, the Intercreditor Agreement, the Security Documents and all other agreements, instruments, documents and certificates now or hereafter executed and delivered by the Company or any Guarantor to, or in favor of, the Holders, the Trustee or the Collateral Agent in connection with this Indenture or the transactions contemplated hereby.

“Notes” means the Initial Notes (including an increase in principal of a Global Note as the result of a PIK Note Payment), any other Additional Notes, any Exchange Notes and any PIK Notes authenticated and delivered under this Indenture. The Initial Notes, any other Additional Notes, any Exchange Notes and any PIK Notes (or any increase in the principal amount of a Global Note) subsequently issued shall be treated as a single class for all purposes under this Indenture, including waivers, amendments, redemptions and offers to purchase. Unless the context otherwise requires, all references to the Notes shall include the Initial Notes (and any increase in the principal amount of a Global Note as a result of a PIK Note Payment), any Additional Notes, any other Exchange Notes and any PIK Notes.

“Note Parties” means, collectively, the Company and the Guarantors (if any), each of which is individually referred to as “Note Party”.

“Notes Custodian” has the meaning provided in the Appendix.

“NYMEX” means the New York Mercantile Exchange (or its successor).

“Offering Memorandum” means that certain Confidential Exchange and Tender Offer Statement and Consent Solicitation Statement and Offering Memorandum of the Company dated October 21, 2019, as amended or supplemented at or prior to the Third Supplemental Indenture Date.

“Officer” means, with respect to any Person, the Chairman of the Board of Directors, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary, any Assistant Secretary or any Vice President of such Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two of its Officers, one of whom must be the principal executive officer, the principal financial officer or the principal accounting officer of the Company, that meets the requirements of Section 11.05 hereof.

“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise indicated herein, each reference to the term “Oil and Gas Properties” shall mean Oil and Gas Properties of the Company and/or the Subsidiaries, as the context requires.

“Operating Cash Flow” means the excess, if any, of (a) all Operating Revenues as measured from the Issue Date until the date of determination over (b) the sum of (i) all Operating Expenses as measured from the Issue Date until the date of determination and (ii) all amounts of “Operating Revenues” applied under Section 4.29(b)(i) prior to the date of determination.

“Operating Expenses” means the sum of (i) operating expenses of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP, including operation and maintenance expenses and property and other taxes, but excluding depreciation and amortization, regulatory asset amortization and other non-cash expenses as measured from the Issue Date until the date of determination plus (ii) Capital Expenditures as measured from the Issue Date until the date of determination.

“Operating Revenues” means, for any period, the cash operating revenues of the Company and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Opinion of Counsel” means a written opinion from legal counsel who is reasonably acceptable to the Trustee that meets the requirements of Section 11.05 hereof. The counsel may be an employee of or counsel to the Company or any Subsidiary of the Company.

“Organizational Documents” means, with respect to any Person, (a) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (b) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (c) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (d) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (e) in any other case, the functional equivalent of the foregoing.

~~“PDP Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Total PDP PV-10 as of such date plus (ii) the aggregate amount of all unrestricted cash and unrestricted Cash Equivalents of the Company and its Subsidiaries, in each case, in accounts subject to an Account Control Agreement on such date to (b) the amount of Senior Secured Debt as of such date.~~

“Permitted Acquisitions” means any acquisition by the Company or any Guarantor of Oil and Gas Properties~~;  provided  that after giving pro forma effect to any such acquisition that constitutes a Material Acquisition (and any incurrence of Debt in connection therewith), the PDP Coverage Ratio is equal to or greater than 0.95 to 1.00.~~and Property related thereto (or Equity Interests in a Person that owns Oil and Gas Properties and Property related thereto).

“Permitted Junior Lien Debt” means Debt secured by a Lien junior in priority to the Liens securing the Secured Obligations and satisfies the following conditions: (a) such Debt ~~does not have an interest rate that would cause any non-compliance with Section 4.47; (b) such Debt~~ (or the documents governing such Debt) shall not contain (i) any individual financial maintenance covenant, (ii) ~~an event of default that is more restrictive or onerous with respect to the Company and the Subsidiaries than any event of default in this Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous events of default, (iii) any covenants (other than financial maintenance covenants, which are addressed in clause (i) above) that, taken as a whole, are more onerous or restrictive with respect to the Company and the Subsidiaries than the covenants in this Indenture, unless this Indenture is validly amended substantially contemporaneously with the issuance or incurrence of such Debt (or occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) to include such applicable and more restrictive or onerous covenants, (iv)~~ restrictions on the ability of the Company or any of its Subsidiaries to guarantee the Secured Obligations or to pledge assets as collateral security for the Secured Obligations, or (~~v~~iii) any prohibition on the prior repayment of any Secured Obligations; (~~c~~b) the Liens securing such Debt are subordinated to the Liens securing the Secured Obligations and such Liens and the terms of such Debt are subject to an Intercreditor Agreement and the security documents creating junior liens securing such Debt shall be in the form required by the Intercreditor Agreement (or if requested by the Company, such other form reasonably acceptable to the Collateral Agent and Majority Holders); (~~d~~c) at the time of issuing or incurring such Debt (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) ~~(i)~~ no ~~Default has occurred and is then continuing, (ii) no~~Event of Default would result from the incurrence of such Debt after giving effect to the incurrence of such Debt~~,~~; and (~~iii) after giving effect to the issuance or incurrence (or otherwise becoming outstanding) thereof, the Company is in pro forma compliance with the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility; (e~~d) the terms of such Debt (or the documents governing such Debt) do not provide for a maturity date or any scheduled principal repayment, mandatory principal redemption or sinking fund obligation in each case prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Indenture) and customary acceleration rights after an event of default)~~; and (f) substantially contemporaneously with the issuance or incurrence (or the occurrence of such other event, such as an exchange or conversion, that causes such Debt to become outstanding) of such Debt, the call protection, prepayment premium and yield maintenance provisions contained in this Indenture and any related provisions of this Indenture are validly amended to the extent necessary so that the time periods and percentages contained in the call protection, prepayment premium and yield maintenance~~

~~provisions applicable to the Notes are no less favorable (from the perspective of the Holders) than the more favorable (from the perspective of the Holders) of the time periods and percentages for the call protection, prepayment premium and yield maintenance provisions of such Debt.~~.

“Permitted Refinancing Debt” means Debt (for purposes of this definition, “new Debt”) incurred in exchange for, or proceeds of which are used to substantially contemporaneously refinance, all of any other Debt (the “Refinanced Debt”); provided that (a) such new Debt is in an aggregate principal amount not in excess of ~~(1) in the case of the Permitted Refinancing Debt to be incurred on the First Supplemental Indenture Date in respect of the First Lien Credit Agreement, $425,000,000 and (2) in the case of any other Permitted Refinancing Debt, the~~the sum of (i) the aggregate principal amount then outstanding of the Refinanced Debt (or, if the Refinanced Debt is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any accrued and unpaid interest thereon and any fees and expenses, including premiums, related to such exchange or refinancing ~~(but, in the case of Permitted Refinancing Debt in respect of the First Lien Credit Agreement or the Credit Facility under this clause (2), subject to the All in Cap in all respects)~~; (b) such new Debt (other than in respect of Permitted Refinancing Debt ~~(other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt)~~ in respect of the First Lien Credit Agreement, or if the First Lien Credit Agreement should cease to exist, the Credit Facility~~, subject to the All in Cap in all respects~~) has (i) a stated maturity no earlier than the later of (A) the stated maturity of the Refinanced Debt and (B) the date this is 180 days following the Stated Maturity of the Notes and (ii) an average life no shorter than the average life of the Refinanced Debt; (c) ~~other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility (other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt), such new Debt does not contain (i) any individual financial maintenance covenant or event of default that, in the case of any individual event of default, is more restrictive or onerous with respect to the Company and the Subsidiaries than any individual event of default in the Refinanced Debt or this Indenture, or (ii) any covenants (other than financial maintenance covenants) that, taken as a whole, are more onerous or restrictive with respect to the Company and the Subsidiaries than the covenants in the Refinanced Debt or this Indenture; (d)~~ if the Refinanced Debt is contractually subordinated to the Secured Obligations, such new Debt (and any guarantees thereof) is subordinated in right of payment to the Secured Obligations (or, if applicable, the Subsidiary Guarantee) to at least the same extent as the Refinanced Debt and is otherwise subordinated pursuant to an intercreditor agreement reasonably satisfactory to the Majority Holders; (~~e~~d) if the Refinanced Debt is unsecured, such new Debt is unsecured; (~~f~~e) other than in respect of Permitted Refinancing Debt of the First Lien Credit Agreement or the Credit Facility ~~(other than to the extent constituting Permitted Junior Lien Debt or unsecured Debt)~~, the terms of Permitted Refinancing Debt do not provide for any scheduled principal repayment, mandatory principal redemption or sinking fund obligation prior to the 180th day after the Stated Maturity of the Notes (other than customary offers to purchase upon a change of control, asset sale, or casualty or condemnation event (so long as any such mandatory prepayment or offer to purchase in respect of any asset sale, casualty or condemnation event is made subject to the applicable prepayment provisions set forth in this Indenture) and customary acceleration rights after an event of default); and (~~g~~f) if the Refinanced Debt is secured, such new Debt shall be either unsecured or secured; provided that to the extent such new Debt is secured, such new Debt shall be subject at all times to an Intercreditor

Agreement and any security documents creating junior liens securing such new Debt shall be in the form required by the Intercreditor Agreement (or, if requested by the Company, such other form reasonably acceptable to the Collateral Agent and the Majority Holders); provided that any Debt incurred to repurchase Notes pursuant to the final paragraph of Section 4.29(a)(iv) shall not be deemed to be Permitted Refinancing Debt.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest Certificate” means a certificate of the Chief Executive Officer or a Financial Officer (i) certifying the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter and (ii) setting forth reasonably detailed calculations of such ratio.

“PIK Interest Rate” has the meaning provided in Section 1 of the form of Note included as Exhibit 1 to the Appendix.

“PIK Interest Suspension Certificate” means a certificate of the Chief Executive Officer or a Financial Officer (i) certifying that the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter is less than ~~3~~2.50~~0~~ to 1.00 as of the last day of such Measurement Fiscal Quarter and (ii) setting forth reasonably detailed calculations of such ratio.

“Plan” means any employee pension benefit plan, as defined in section 3(2) of ERISA, that is subject to Title IV of ERISA, other than a Multiemployer Plan, (a) which is currently or hereafter sponsored, maintained or contributed to by the Company, a Subsidiary or an ERISA Affiliate or (b) with respect to which the Company or a Subsidiary or an ERISA Affiliate may have any liability or obligation, whether known or unknown, asserted or unasserted, determined or determinable, absolute or contingent, accrued or unaccrued and whether due or to become due.

“Preferred Stock” means, with respect to any Person, any and all preferred or preference stock or other similar Equity Interests (however designated) of such Person whether outstanding or issued after the date of this Indenture.

“Promissory Note” means the Compa ny’s 6.0% Sen ior Unsecured Promisso ry Note due 2022, dated as of Jul y 1, 2019.

“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the

Definitions, “Proved Developed Reserves” means the sum of Proved Developed Producing Reserves and Proved Developed Nonproducing Reserves, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A under the Securities Act.

“Reasonably Anticipated Projected Production” means the projected production from total Proved Developed Producing Reserves attributable to Oil and Gas Properties of the Company and its Subsidiaries, determined by reference to either (a) the Reserve Report most recently delivered pursuant to Section 4.13, or (b) solely for purposes of Section 4.43, a Reserve Report with a recent “as of date” delivered to the Trustee (and, if requested, to any Holder requesting such report) for the purpose of Section 4.43 (together with the certificate referred to in Section 4.13(b)), which shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate in all material respects and, except as therein disclosed, to have been prepared in accordance with the procedures used in the immediately preceding Reserve Report prepared by an Approved Petroleum Engineer.

“Redemption” means, with respect to any Debt, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Debt. “Redeem” has the correlative meaning thereto.

~~“Refinanc ing  Cap” means  $460,000,000.~~

“Registered Exchange Offer” has the meaning provided in the Appendix.

“Regulation S” has the meaning provided in the Appendix.

“Reserve Report” means a customary report, setting forth, as of the applicable dates required pursuant to Section 4.13, the Proved Reserves attributable to the Oil and Gas Properties of the Company and the Note Parties that, together with a projection of the rate of production and future net income, Taxes, operating expenses and capital expenditures with respect thereto as of such date based upon the Strip Price on such date of determination, adjusted for historical basis differential, quality and gravity, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income Tax expense and depreciation, depletion and amortization, and adjusted to give effect to the Swap Agreements with Approved Counterparties then in effect.

“Restricted Global Note” has the meaning provided in the Appendix.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other Property) with respect to any Equity Interests in the Company or any of its Subsidiaries, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any of its Subsidiaries among the Company, the Guarantors party thereto and the Collateral Agent for the benefit of the Secured Parties.

“Strip Price” means, as of any date, (a) for the 60-month period commencing with the month in which such date occurs, as quoted on the NYMEX and published in a nationally recognized publication for such pricing as selected by the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders (as such prices may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations), the corresponding monthly quoted futures contract price for months 0–60 and (b) for periods after such 60-month period, the average corresponding monthly quoted futures contract price for months 49–60; provided, however, in the event that the NYMEX no longer provides futures contract price quotes for 60-month periods, the longest period of quotes of less than sixty (60) months shall be used to determine the strip period and held constant thereafter based on the average of contract prices for the last twelve (12) months of such period, and, if the NYMEX no longer provides such futures contract quotes or has ceased to operate, the First Lien Agent, or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, shall designate another nationally recognized commodities exchange to replace the NYMEX for purposes of the references to the NYMEX herein which in such Person’s reasonable opinion is the most comparable exchange to the NYMEX at such time.

“Subsidiary” means: (a) any Person of which at least a majority of the outstanding Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors, manager or other governing body of such Person (irrespective of whether or not at the time Equity Interests of any other class or classes of such Person shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Company or one or more of its Subsidiaries or by the Company and one or more of its Subsidiaries and (b) any partnership of which the Company or any of its Subsidiaries is a general partner. Unless otherwise indicated herein, each reference to the term “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Guarantee” means any guarantee pursuant to Article 10 hereof by a Guarantor of the Company’s Secured Obligations under this Indenture and the Notes.

“Swap Agreement” means any agreement (including each confirmation under any master agreements) with respect to any swap, cap, collar, put, call, floor, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, and whether settled physically or financially, involving, or settled by reference to, one or more interest rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that ~~no~~none of (a) a phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Company or the Subsidiaries, (b) t he issua nce of Preferre d Stock or the issuanc e of Equity Interes ts upon conver sion of any Preferred Stock, (c) capped call or call spread arrangem ents entered into in connection with convertib le notes otherw ise permitted to be issue d hereund er or (d) d eferred purchase pric e or purchase pric e adj ustment arrangem ents entered into in connection with any acquisiti on permitt ed hereunder shall be a Swap Agreement.

“Synthetic Leases” means, in respect of any Person, all leases which shall have been, or should have been, in accordance with GAAP, treated as operating leases on the financial statements of the Person liable (whether contingently or otherwise) for the payment of rent thereunder and which were properly treated as indebtedness for borrowed money for purposes of U.S. federal income Taxes, if the lessee in respect thereof is obligated to either purchase for an amount in excess of, or pay upon early termination an amount in excess of, 80% of the residual value of the Property subject to such operating lease upon expiration or early termination of such lease.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, assessments, fees, charges or withholdings (including backup withholding) imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Third Supplemental Indenture Date” means the date on which the third supplemental indenture to this Indenture, dated November 22, 2019, becomes operative pursuant to Section 1.04 of such supplemental indenture.

“TIA” means the Trust Indenture Act of 1939 (15 U.S.C. §§ 77aaa-77bbbb) and the rules and regulations thereunder, as in effect on the date on which this Indenture is qualified under the TIA (except as provided in Sections 9.01(g) and 9.03 hereof).

“Total Debt” means, at any date, (a) all Debt of the Company and its Subsidiaries (to the extent of the type described in (i) clauses (a), (b) and (d) of the definition of “Debt” and (ii) clauses (f), (g) and (k) of the definition of “Debt”, but only to the extent such liabilities relate to Debt described in clause (i) of this definition) on such date minus (b) the aggregate amount of cash and Cash Equivalents held in Deposit Accounts, Securities Accounts or Commodities Accounts of the Note Parties that are subject to Account Control Agreements on such date; provided, however, during any time in which there are loans outstanding and/or any drawn and unreimbursed letters of credit under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility, such amount shall not exceed $50,000,000; provided, that with respect to obligations under letters of credit, such obligations shall be included in Total Debt only to the extent such letters of credit have been drawn and not reimbursed as of such date of determination.

~~“Total  Debt ” means, at any date, the sum of all Debt of the Company and its Subsidiaries on such date.~~

~~“Total PDP PV-10” means the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to the Company’s and its Subsidiaries’ collective interest in its Oil and Gas Properties constituting Proved Developed Producing Reserves and, solely for purposes of the definition of “Permitted Acquisitions,” Proved Developed Non-Producing Reserves during the remaining expected economic lives of such Oil and Gas Properties, as calculated on any date of determination as set forth in the last sentence of this definition. Each calculation of such expected future net revenues shall be made in accordance with SEC guidelines for reporting proved oil and gas reserves, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem Taxes, capital expenditures and for operating, gathering, transportation and marketing costs required for the production and sale of~~

~~such Oil and Gas Properties, and plugging and abandonment (and other asset retirement obligations) or any other expenses in respect of such Oil and Gas Properties (including expenses incurred after the end of the expected economic lives of such Oil and Gas Properties) in respect of such Oil and Gas Properties, (b) the pricing assumptions used in determining Total PDP PV- 10 for any Oil and Gas Properties shall be based upon the Strip Price (as set forth in the last sentence of this definition), adjusted in a manner to reflect the Company’s and the Subsidiaries’ Swap Agreements with Approved Counterparties then in effect, (c) the cash flows derived from the pricing assumptions set forth in clause (b) above shall be further adjusted to account for the historical basis differential and (d) any such calculation and the components thereof shall be in form, substance and detail reasonably satisfactory to the Trustee. The amount of Total PDP PV- 10 at any time shall be calculated on a pro forma basis for Material Divestitures and Material Acquisitions of Oil and Gas Properties consummated by the Company and the Subsidiaries following the “as of” date of the Reserve Report most recently delivered hereto (provided that, in the case of any such Material Acquisition, the Trustee (and, if requested by any Holder, the Holder requesting such report) shall have received reserve engineering data evaluating the Proved Reserves attributable to the Oil and Gas Properties subject thereto). Notwithstanding anything to the contrary contained herein, (i) any calculation of Total PDP PV-10 on any date (other than any March 31, June 30, September 30 or December 31) shall be made using the information set forth in the then most recent Reserve Report delivered to the Trustee and, if requested, to the Holders requesting such report in accordance with this Indenture (as supplemented by any reserve engineering data received in connection with any Material Acquisition as provided in the parenthetical of the immediately preceding sentence), (ii) any calculation of Total PDP PV-10 on any March 31, June 30, September 30 or December 31 of any year shall be made using the information set forth in the Reserve Report with an “as of” date that is the same as such date (if any), and (iii) for purposes of calculating Total PDP PV-10, the Strip Price shall be determined as of the date that is five (5) Business Days prior to the date on which the compliance certificate required to be delivered pursuant to Section 4.03(c) or Section 4.03(s), as applicable, is required to be delivered.~~

“Transfer Restricted Securities” has the meaning provided in the Appendix.

“Treasury Rate” means a rate per annum (computed on the basis of actual days elapsed over a year of 360 days) equal to the rate determined by the Company on the date three (3) Business Days prior to the date of repayment (or deemed repayment in the event of an acceleration), to be the yield expressed as a rate listed in The Wall Street Journal for United States Treasury securities having a term of no greater than the period for the remaining months until May 15, 2020.

“Trustee” means the party named as such in the introductory paragraph hereto until a successor replaces it in accordance with the applicable provisions of this Indenture, and thereafter means the successor serving hereunder.

“Trust Officer” when used with respect to the Trustee, means any officer within the corporate trust administration of the Trustee (or any successor group of the Trustee) and also means, with respect to a particular corporate trust matter relating to this Indenture, any other officer to whom such matter is referred because of his or her knowledge of and familiarity with the particular subject, who, in each case, shall have direct responsibility for administration of this Indenture.

“Uniform Commercial Code” or “UCC” means the New York Uniform Commercial Code as in effect from time to time; provided that, in the event that, by reason of mandatory provisions of applicable law, any of the attachment, perfection or priority of the Collateral Agent’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of the definitions related to or otherwise used in such provisions.

“Voting Stock” of any Person as of any date means the Equity Interests of such Person that are at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Stock means the Equity Interests of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operation of such Person.

~~“Weighted Yield” means, as to any Debt, the weighted yield to maturity thereof based on interest rate margin, original issue discount or fees (in each case amortized over the life of such Debt), interest rate floors or other similar component of yield, in each case, incurred or payable by the borrower or issuer of such Debt, and excluding, for the avoidance of doubt, any changes in yield due to changes in the underlying reference rate (such as LIBOR or the prime rate) or application of any default rate of no more than 3.00% per annum, call protection amounts, make whole amounts and customary annual agency fees (regardless of whether any of the foregoing amounts are paid to, or shared with, in whole or in part, any lender).~~

Section 1.02    Other Definitions.

Term	Defined in Section
“Act”	9.07
“Appendix”	2.01
“Applicable Premium”	3.07
“Asset Sale Offer”	3.09
“Change of Control Offer”	4.25
“Change of Control Payment”	4.25
“Change of Control Settlement Date”	4.25
“Compliance Certificate”	4.03
“Covenant Defeasance”	8.03
~~“Credit Facility”~~	~~4.47~~
“Discharge”	8.08
“Default Rate”	2.13
“Event of Default”	6.01
~~“Excess”~~	~~4.47~~
“Issue Date Intercreditor Agreement”	12.04
“Legal Defeasance”	8.02
“Offer Amount”	3.09

Section 2.12    Defaulted Interest.

If the Company defaults in a payment of interest on the Notes, the Company shall pay defaulted interest (plus interest on such defaulted interest to the extent lawful) in any lawful manner pursuant to Sections 2.13 and 4.01. The Company may pay the defaulted interest to the Persons who are Noteholders on a subsequent special record date. The Company shall fix or cause to be fixed any such special record date and payment date; provided that no such special record date may be less than ten (10) days prior to the related payment date for such defaulted interest. At least fifteen (15) days before the special record date, the Company shall promptly mail to each Noteholder a notice that states the special record date, the payment date and the amount of defaulted interest to be paid.

Section 2.13    PIK Interest and Other Provisions Related to Interest.

Except as set forth in this Section 2.13 and in Section 1 of the Notes, interest on the Notes shall be payable entirely in Cash Interest at the Cash Interest Rate. Beginning ~~on July~~with the Interest Payment Date on January 1, 20~~18~~20, the Company shall pay the applicable PIK Interest Rate (in addition to the Cash Interest Rate) on the then outstanding principal amount of the Notes (a “PIK Note Payment”) by increasing the principal amount of the outstanding Notes or by issuing additional Notes (in each case, “PIK Notes”) in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date in accordance with Section 2 of the Notes. Notwithstanding the foregoing, if the Company delivers a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the date of delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, however, if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of the Notes beginning on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with this Section 2.13.

The Initial Notes and any PIK Notes shall be substantially identical other than the issuance dates and the date from which interest shall accrue. The Initial Notes and any PIK Notes will be treated as a single class for all purposes under this Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase. Any PIK Notes will be dated as of the applicable Interest Payment Date and will bear interest from and after such date. All Notes issued pursuant to a PIK Note Payment will mature on May 15, 2023 and will be governed by, and subject to, the terms, provisions and conditions of this Indenture and shall have the same rights and benefits as the Initial Notes. Following an increase in the principal amount of the outstanding Notes as a result of a PIK Note Payment, the Notes shall accrue interest on such increased principal amount from and after the related Interest Payment Date on which such PIK Notes were issued.

PIK Note Payments shall be effected (i) with respect to Notes in certificated form, by issuing PIK Notes in certificated form in an aggregate principal amount equal to the percentage numbers either as printed on the Notes or as contained in any notice of a redemption and that reliance may be placed only on the other identification numbers printed on the Notes, and any such redemption shall not be affected by any defect in or omission of such numbers.

Section 2.15    Tax Treatment of the Notes.

The Company agrees, and by acceptance of a beneficial ownership interest in the Notes each beneficial owner of a Note will be deemed to have agreed, that (i) the Notes are not (x) an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code (or any successor provision of similar import) or (y) subject to the so-called “AHYDO” rules under Section 163(i) of the Code (or any successor provision of similar import), (ii) the Notes are not “contingent payment debt instruments” subject to Treasury Regulations Section 1.1275-4, and (iii) this Indenture shall be interpreted in accordance therewith unless otherwise required by a final determination of the relevant taxing authority.

Section 2.16    Issuance of Additional Notes.

The Company shall be entitled, subject to ~~its~~the last paragraph of this Section and the Company’s compliance with Section 4.27, to issue Additional Notes under this Indenture which shall have identical terms as the Initial Notes issued on the Issue Date, other than with respect to the date of issuance, issue price, the date from which interest begins to accrue and the initial interest payment date. The Initial Notes, any Additional Notes, any PIK Notes and any Exchange Notes shall be treated as a single class for all purposes under this Indenture, including waivers, consents, directions, declarations, amendments, redemptions and offers to purchase.

With respect to any Additional Notes, the Company shall set forth in an Officers’ Certificate, which shall be delivered to the Trustee, the following information:

(1)    the aggregate principal amount of such Additional Notes to be authenticated and delivered pursuant to this Indenture;

(2)    the issue price, the issue date (and the corresponding date from which interest shall accrue thereon and the first interest payment date therefor) and the CUSIP number and any corresponding ISIN of such Additional Notes; provided, however, that any issuance of Additional Notes (i) is treated as part of the same issue as the Initial Notes within the meaning of Treasury Regulation § 1.1275-1(f), (ii) is a qualified reopening of the Initial Notes issued on the Issue Date within the meaning of Treasury Regulation § 1.1275-2(k), or (iii) is otherwise fungible with such Initial Notes for U.S. federal income tax purposes, in the case of each of clauses (i), (ii) and (iii), so that such Additional Notes will trade as part of a single class with such Initial Notes; and

(3)    whether such Additional Notes shall be Transfer Restricted Securities and issued in the form of Initial Notes as set forth in Exhibit 1 to the Appendix or shall be issued in the form of Exchange Notes as set forth in Exhibit 2 to the Appendix.

For the avoida nce of doubt and notwiths tanding anyth ing to the contrary conta ined herein, the Compa ny shal l not issue Additional Notes pursua nt to this Indent ure after the Third Supplem ental Inden ture Date (wheth er or not the Compa ny has capacit y to issue Additional Notes, and, as of the Third Supplem ental Inden ture Date, the Compa ny has no capacity to issue any such Additional Notes) absent expre ss conse nt as required under the terms of Secti on 9.02.

(b)    the Offer Amount and the purchase price, which shall include the Make Whole Premium and/or Applicable Premium, as applicable, in accordance with Section 3.07;

(c)    that any Note not tendered or accepted for payment shall continue to accrue interest;

(d)    that, unless the Company defaults in paying the offer amount, any Note accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Settlement Date;

(e)    that Holders electing to have a Note purchased pursuant to any Asset Sale Offer shall be required to surrender the Note, together with the form entitled “Option of Holder to Elect Purchase” on the reverse of the Note completed and such customary documents as the Company may reasonably request, to the Company or a Paying Agent at the address specified in the notice, before the Termination Date;

(f)    that Holders shall be entitled to withdraw their election if the Company or the Paying Agent, as the case may be, receives, prior to the Termination Date, a telegram, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase, and a statement that such Holder is withdrawing his election to have such Note purchased;

(g)    that, if the aggregate principal amount of Notes surrendered by Holders ~~surrendered by holders~~ exceeds the amount the Company is required to repurchase, the Trustee shall select the Notes to be purchased on a pro rata basis on the basis of the aggregate principal amount of tendered Notes (with such adjustments as may be deemed appropriate by the Company so that only Notes in minimum denominations of $1.00, or integral multiples of $1.00 in excess thereof will be purch ased) ; and

(h)    that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount or an integral multiple of $1.00 in excess thereof.

If any of the Notes subject to an Asset Sale Offer is in the form of a Global Note, then the Company shall modify such notice to the extent necessary to accord with the procedures of the Depository applicable to repurchases.

Promptly after the Termination Date, the Company shall, to the extent lawful, accept for payment Notes or portions thereof validly tendered (and not validly withdrawn) pursuant to the Asset Sale Offer in the aggregate principal amount required by Section 4.37(b) hereof~~,~~ and prior to the Settlement Date it shall deliver to the Trustee an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09 and Section 4.37(b).

Prior to 11:00 a.m., New York City time, on the Settlement Date, the Company or the Paying Agent, as the case may be, shall mail or deliver to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for 4.08, and, if requested by the Majority Holders, copies of the applicable policies and an Officers’ Certificate certifying the Company’s compliance with Section 4.08.

(f)    Other Accounting Reports. If requested by the Trustee or any Holder, a copy of each other report or letter submitted to any Note Party by independent accountants in connection with any annual, interim or special audit made by them of the books of the Company or any such Subsidiary, and a copy of any response by any Note Party, or the board of directors of any Note Party, to such letter or report.

(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Company or any Subsidiary with the SEC, or with any national securities exchange, or distributed by the Company to its shareholders generally, as the case may be.

(h)    Notices Under Material Instruments. Promptly after the furnishing thereof, copies of any financial statement, report or notice furnished by the Company to any holder of debt securities of the Company or any Subsidiary pursuant to the terms of any ~~p~~Preferred ~~s~~Stock designation, indenture, loan or credit or other similar agreement, other than this Indenture and not otherwise required to be furnished to the Trustee or any Holder pursuant to any other provision of this Section 4.03.

(i)    Lists of Purchasers. Concurrently with the delivery of any Reserve Report to the Trustee pursuant to Section 4.13, a list of all Persons purchasing Hydrocarbons from the Company to the extent that any Note Party controls the marketing and the sale of such Hydrocarbons (which listings shall include, with respect to each such purchaser, the legal name and address thereof, the appropriate contact person thereat, the Oil and Gas Properties from which Hydrocarbons were purchased and the volume of Hydrocarbons purchased).

(j)    Notice of Sales of Oil and Gas Properties and Liquidation of Swap Agreements. In the event the Company or any Subsidiary intends to sell, transfer, assign or otherwise dispose of any Oil or Gas Properties or any Equity Interests in any Subsidiary in accordance with Section 4.37 (other than pursuant to Section 4.37(a)(i) or Section 4.37(a)(ix)), prior written notice of such disposition, the price thereof and the anticipated date of closing and any other details thereof reasonably requested by any Holder. If the Company or any Subsidiary receives any notice of early termination of any Swap Agreement to which it is a party from any of its counterparties, or any Swap Agreement to which the Company or any Subsidiary is a party is Liquidated, prompt written notice of the receipt of such early termination notice or such Liquidation, as the case may be, together with a reasonably detailed description or explanation thereof and any other details thereof requested by any Holder.

(k)    Notice of Casualty Events. Prompt written notice, and in any event within ten (10) Business Days (or if under the circumstances the Majority Holders determine a longer period is reasonable, such longer period) following the knowledge thereof by, or the services of process on, (as the case may be) an Officer of the Company, of the occurrence of any Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000 or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event reasonably expected to result in damages or loss of greater than $10,000,000.

(l)    Information Regarding Company and Guarantors. Prompt written notice (and in any event within fifteen (15) Business Days thereafter) of any change (i) in the Company’s or any Guarantor’s company or corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties, (ii) in the location of the Company’s or any Guarantor’s chief executive office or principal place of business, (iii) in the Company’s or any Guarantor’s identity or company or corporate structure or in the jurisdiction in which such Person is incorporated, organized or formed, (iv) in the Company’s or any Guarantor’s organizational identification number in its jurisdiction of organization, and (v) in the Company’s or any Guarantor’s federal taxpayer identification number.

(m)    Notices of Certain Changes. Promptly deliver to the Trustee, and if requested by any Holder, such Holder, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to any of the documents governing ~~the Existing Notes (or any Permitted Refinancing Debt incurred in replacement thereof), any documents governing~~ any Permitted Junior Lien Debt or to the Organizational Documents, any ~~p~~Preferred ~~s~~Stock designation or any other organic document of the Company or any Subsidiary.

(n)    Other Requested Information. Promptly following any request therefor, such other information regarding the operations, business affairs, financial condition, Swap Agreements, production and sales information, and lease operating statements of the Company or any Subsidiary (including any Plan or Multiemployer Plan and any reports or other information required to be filed under ERISA), or compliance with the terms of this Indenture or any other Note Document, as any Holder may reasonably request.

(o)    Material Acquisitions. The Company shall provide to the Trustee, and if requested by any Holder, any such Holder, not less than five (5) days’ prior written notice of the consummation of any Material Acquisition along with the material terms thereof.

(p)    Non-Consent Election. The Company shall provide to the Trustee, and if requested by any Holder, any such Holder, promptly but in any event within thirty (30) days after the end of each calendar month, notice to withhold consent to participate in any wells located on Oil and Gas Properties delivered by any Note Party to any other Person during such calendar month.

(q)    Surface Acreage Reports. As soon as available and in any event within thirty (30) days after the last day of each calendar quarter, a report certified as true and complete in all material respects by an Officer of the Company setting forth as of the last Business Day of such calendar quarter an accounting of all surface acreage sold by the Company or any Guarantor and the gross and net proceeds received therefore.

(r)    Tax Returns. As soon as available and in any event within fifteen (15) days after the filing of any tax return of the Company, any Guarantor or any Subsidiary of either thereof with the IRS, the Company shall provide to the Trustee, a copy of such filed tax return, together with all exhibits and attachments thereto.

(s)    Pro Forma Compliance Calculations. Concurrently with any transaction conditioned upon pro forma compliance with any financial ratio, ~~including but not limited to the transactions described in Section 4.29(a)(iv), Section 4.29(b)(i)(2), Section 4.30(e), Section 4.37(a)(iv) and Section 4.43,~~ the Company shall deliver to the Trustee, and if requested by any Holder, such Holder, an Officers’ Certificate that shall certify that Note Parties are in pro forma compliance with the applicable financial ratio and shall attach thereto calculations demonstrating such compliance.

(t)    SEC Reports. Notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act, so long as any Notes are outstanding, the Company will file with the SEC for public availability within the time periods specified in the SEC’s rules and regulations (unless the SEC will not accept such a filing, in which case the Company will furnish to the Trustee, within the time periods specified in the SEC’s rules and regulations, and upon its prior written request to the Company, to any Holder or Beneficial Owner of Notes) all quarterly and annual financial information with respect to the Company and its Subsidiaries that would be required to be contained in a filing with the SEC on Forms 10-Q and 10-K if the Company were required to file such Forms and all current reports that would be required to be filed with the SEC on Form 8-K if the Company were required to file such reports. The Company shall at all times comply with TIA § 314(a).

Documents required to be delivered pursuant to Section 4.03(a), Section 4.03(b), Section 4.03(g) (to the extent any such documents are included in materials otherwise filed with the SEC) or 4.03(t) may be delivered electronically and if so delivered, shall be deemed to have been delivered (i) to the Trustee and the Holders on the date on which the Company posts such documents, or provides a link thereto on the Company’s public website; or (ii) to the Holders on the date on which such documents are posted on the Company’s behalf on an Internet or intranet website, if any, to which each Holder shall have access; provided that the Company shall deliver paper copies of such documents to the Trustee upon its request to the Company to deliver such paper copies until a written request to cease delivering paper copies is given by the Trustee. The Trustee shall have no obligation to request the delivery of any of the documents or reports referred to in this Section 4.03 (including where such reports are to be delivered upon request of the Trustee) or to request or maintain paper copies of the documents referred to above and shall have no duty to deliver copies of any documents to any Holder or Beneficial Owner of the Notes.

The Company will make available the information and such reports required to be provided under this Section 4.03 (other than clauses (a), (b), (g) and (t) hereof) and any other provision of this Article IV to any Holder who so elects and, upon request, to any Beneficial Owner of the Notes, in each case by posting such information on its website, on Intralinks, SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment, and will make such information readily available to any electing Holder, any electing Beneficial Owner of Notes, any bona fide prospective investor in the Notes, any bona fide securities analyst (to the extent providing analysis of investment in the Notes to investors and prospective investors therein) or any bona fide market maker in the Notes who agrees to treat such information as confidential or accesses such information on Intralinks,

SyndTrak, ClearPar or any comparable password-protected online data system that will require a confidentiality acknowledgment; provided that such Holders, Beneficial Owners, prospective investors, security analysts or market makers will agree to (1) treat all such reports (and the information contained therein) and information as confidential, (2) not use such reports and the information contained therein for any purpose other than their investment or potential investment in the Notes and (3) not publicly disclose or distribute any such reports (and the information contained therein); provided, further, that during the occurrence of any Event of Default, any information that the Company or any of its Subsidiaries is required to furnish pursuant to Sections 8.01(e), (n), (p) and (q) of the First Lien Credit Agreement or, once the First Lien Credit Agreement ceases to exist, any substantively equivalent section under the Credit Facility, shall be made available to the Trustee and the Holders pursuant to the procedures contained above. Any information required to be provided pursuant to this paragraph which the Company is not otherwise obligated to make public under applicable securities laws will be labeled as private side information on any such website pursuant to a typical “click through” acknowledgment procedure.

For as long as the Notes remain outstanding, if at any time the Company is not filing the reports required by this Section 4.03(a) and 4.03(b) with the SEC, the Company shall furnish to the Holders of the Notes, and to securities analysts and prospective investors in the Notes, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Notwithstanding anything in this Section 4.03 to the contrary, at any time that the Company is subject to the reporting requirements of the Exchange Act or is required to file (or furnish, as applicable) reports on EDGAR, the filing by the Company of all quarterly and annual reports on Forms 10-Q and 10-K and all current reports on Form 8-K, in each case in the manner and within the time periods specified in the SEC’s rules and regulations, shall be deemed to satisfy all requirements under this Section 4.03.

Section 4.04    Notice of Material Events. The Company will furnish to the Trustee and any requesting Holder prompt written notice of the following:

(a)    the occurrence of any Default;

(b)    the filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting the Company or any Subsidiary not previously disclosed in writing to the Trustee or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Trustee) that, in either case~~, if adversely determined,~~ could reasonably be expected to result in a Material Adverse Effect; and

(c)    the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Company and its Subsidiaries in an aggregate amount exceeding $5,000,000~~; and~~.

~~(d)    any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.~~

Each notice delivered under this Section 4.04 shall be accompanied by a statement of an Officer of the Company setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 4.05    Existence; Conduct of Business. The Company will, and will cause each Subsidiary to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business and maintain, if necessary, its qualification to do business in each other jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, conversion, consolidation, liquidation or dissolution permitted under Section 4.36.

Section 4.06    Payment of Obligations. The Company will, and will cause each Subsidiary to, pay its obligations, including Tax liabilities of the Company and all of its Subsidiaries before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate actions and the Company or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect or result in the seizure or levy of any material Property of the Company or any Subsidiary.

Section 4.07    Operation and Maintenance of Properties. The Company will, and will cause each Subsidiary to, except where the failure would not reasonably be expected to result in a Material Adverse Effect:

(a)    conduct its operations on all Oil and Gas Properties and other material Properties or cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, including applicable pro ration requirements and Environmental Laws, and all Applicable Laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom~~, except, in each case, where the failure to comply could not reasonably be expected to have a Material Adverse Effect~~.

(b)    keep, preserve and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and preserve, maintain and keep in good repair, working order and efficiency (ordinary wear and tear excepted) all of its material Oil and Gas Properties and other material Properties, including all equipment, machinery and facilities.

(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with customary industry standards, to keep

Section 4.11    Environmental Matters.

(a)    The Company shall at its sole expense: (i) comply, and shall cause its Properties and operations and each Subsidiary and each Subsidiary’s Properties and operations to comply, with all Environmental Laws, the breach of which could be reasonably expected to have a Material Adverse Effect; (ii) not Release or threaten to Release, and shall cause each Subsidiary not to Release or threaten to Release, any Hazardous Material on, under, about or from any of such Note Parties’ Properties or any other property offsite the Property to the extent caused by a Note Party’s operations except in compliance with Environmental Laws, the Release or threatened Release of which could reasonably be expected to have a Material Adverse Effect; (iii) timely obtain or file, and shall cause each Subsidiary to timely obtain or file, all Environmental Permits, if any, required under Environmental Laws to be obtained or filed in connection with the operation or use of a Note Parties’ Properties, which failure to obtain or file could reasonably be expected to have a Material Adverse Effect; (iv) promptly commence and diligently prosecute to completion, and shall cause each Subsidiary to promptly commence and diligently prosecute to completion, any assessment, evaluation, investigation, monitoring, containment, cleanup, removal, repair, restoration, remediation or other remedial obligations (collectively, the “Remedial Work”) in the event any Remedial Work is required or reasonably necessary under Environmental Laws because of or in connection with the actual or suspected past, present or future Release or threatened Release of any Hazardous Material on, under, about or from any of the Note Parties’ Properties, which failure to commence and diligently prosecute to completion could reasonably be expected to have a Material Adverse Effect; (v) conduct, and cause its Subsidiaries to conduct, their respective operations and businesses in a manner that will not expose any Property or Person to Hazardous Materials that could reasonably be expected to form the basis for a claim for damages or compensation that could reasonably be expected to have a Material Adverse Effect; and (vi) establish and implement, and shall cause each Subsidiary to establish and implement, such procedures as may be necessary to continuously determine and assure that the Note Parties’ obligations under this Section 4.11(a) are timely and fully satisfied, which failure to establish and implement could reasonably be expected to have a Material Adverse Effect.

(b)    The Company will promptly, but in no event later than five (5) days of the occurrence of a triggering event, notify the Trustee in writing and any requesting Holder of any threatened action, investigation or inquiry by any Governmental Authority or any threatened demand or lawsuit by any Person against any Note Party or their Properties of which the Company has knowledge in connection with any Environmental Laws if the Company could reasonably anticipate that such action will result ~~in liability~~ (whether individually or in the aggregate) in ~~excess of $100,000, not fully covered by insurance, subject to normal deductibles~~a Material Adverse Effect.

(c)    The Company will, and will cause each Subsidiary to, provide, subject to customary confidentiality requirements, environmental assessments, audits and tests in accordance with the most current version of the American Society of Testing Materials standards upon request by the Trustee or any Holder if any Holder reasonably believes (i) that there has been a Release of Hazardous Materials or (ii) non-compliance with an Environmental Law has occurred, and that such an event could reasonably be expected to cause a Material Adverse Effect (or as otherwise required to be obtained by the Trustee or any Holders by any Governmental Authority), in connection with any Oil and Gas Properties or other Properties.

Section 4.12    Further Assurances.

(a)    The Company at its sole expense will, and will cause each Subsidiary to, promptly execute and deliver to the Trustee all such other documents, agreements and instruments required or reasonably requested by the Trustee or any Holder to comply with, cure any defects or accomplish the conditions precedent, covenants and agreements of the Company or any Subsidiary, as the case may be, in the Note Documents, including the Notes, or to further evidence and more fully describe the collateral intended as security for the Secured Obligations, or to correct any defect, error, inaccuracy or omission in this Indenture or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Indenture or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in connection therewith.

(b)    The Company hereby authorizes the Trustee to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Company or any other Guarantor where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law. Notwithstanding the grant of authority herein, the Company agrees to file all financing or continuation statements, and amendments thereto, and any other document or agreement necessary to perfect and maintain the perfection of the Collateral Agent’s lien on the Mortgaged Property. Neither the Trustee nor the Collateral Agent shall have any duty to file or record any financing statement, continuation statement or any other document or agreement to perfect or maintain the perfection of the Collateral Agent’s Lien on the Collateral and Mortgaged Property.

Section 4.13    Reserve Reports.

(a)    On or before March 1~~, May 15,~~ and September 1 ~~and November 15~~ of each year, commencing September 1, 2018, the Company shall furnish to the Trustee ~~and any requesting Holders~~ a Reserve Report evaluating the Oil and Gas Properties of the Company and its Subsidiaries as of the immediately preceding December 31~~, March 31,~~ and June ~~30 and September~~ 30, respectively. The Reserve Report as of December 31 of each year shall be prepared or audited by one or more Approved Petroleum Engineers, and the other Reserve Reports of each year shall be prepared by or under the supervision of the chief engineer of the Company who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.

(b)    With the delivery of each Reserve Report delivered pursuant to clause (a) above, the Company shall provide to the Trustee ~~and any requesting Holder~~, a certificate of an Officer of the Company certifying that in all material respects: (i) the factual information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Company or its Subsidiaries owns good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Properties are free of all Liens except for Liens permitted by Section 4.28, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments in excess of one-half bcf of gas (on an mcf equivalent basis) in the aggregate with respect to its Oil and Gas Properties evaluated in such Reserve Report which would require the Company or any Subsidiary to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of their Oil and Gas Properties have been sold since the date of the last Reserve Report except as set forth on an exhibit to the certificate, which certificate shall list all of its Oil and Gas Properties sold, (v) ~~attached to the certificate is a list of all marketing agreements entered into subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Company could reasonably be expected to have been obligated to list on Schedule 7.19 to the First Lien Credit Agreement as in effect on the date hereof had such agreement been in effect on the date hereof~~[reserved] and (vi) attached thereto is a schedule ~~of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and~~ demonstrating the percentage of the total value of the Oil and Gas Properties that the value of such Mortgaged Properties represent. Notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.13 without taking any other action hereunder if, promptly after delivery of any Reserve Report (as defined in the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, as defined in (or any substantively equivalent term defined in) the Credit Facility) required by any substantively equivalent section of the First Lien Credit Agreement to this Section 4.13 or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, the Company delivers a copy of such Reserve Report to the Trustee.

Section 4.14    Title Information.

(a)    On or before the delivery to the Trustee of each Reserve Report required by Section 4.13(a), the Company will deliver title information covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Collateral Agent and Trustee shall have received together with title information previously delivered to the Collateral Agent and Trustee, title information reasonably supporting marketable title with respect to Oil and Gas Properties constituting at least 980% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves ~~and all Proved Developed Producing Reserves~~ evaluated in such Reserve Report (in each case using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) as determined by the Company and certified to the Trustee; provided that, in the event that the First Lien Agent grants an extension of the Company’s obligation to deliver title information required by any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.14(a) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.14(a) shall be automatically extended for the length of such extension to the same extent, without the need for further written modification to this Indenture (but in any case, to a date no longer than ~~thirty~~sixty (~~3~~60) days after the original required date of delivery).

~~(b)    If the Company has provided title information for additional Properties under Section 4.14(a), the Company shall, within forty-five (45) days of notice from any Holder that title defects or exceptions (other than, of a nature or type that constitutes a Permitted Lien) exist with respect to such additional Properties, either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 4.28 raised by such information, (ii) substitute reasonably acceptable Mortgaged Properties with no title defects or exceptions except for Excepted Liens (other than Excepted Liens described in clauses (e), (g) and (h) of such definition and other than, of a nature or type that constitutes a Permitted Lien) having an equivalent reserve classification and an equivalent value (as reasonably determined by the Holders) or (iii) deliver title information so that the Collateral Agent and Trustee shall have received, together with title information previously delivered to the Collateral Agent and Trustee, title information meeting the requirements set forth in Section 4.14(a).~~

(b)     [Reserved].

(c)    Notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.14 without taking any action hereunder if, after delivery of the title information and other documents required by any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.14 or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, the First Lien Agent is satisfied that such title information and other documents provided by the Company comply with the obligations of such substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.14 or such substantively equivalent section of the Credit Facility, as applicable; provided that in all instances such substantively equivalent section of the First Lien Credit Agreement or Credit Facility shall require that title information and other documents must support marketable title with respect to at least 80% of the present value of all Proved Reserves ~~and all Proved Developed Producing Reserves~~ evaluated in the most recent Reserve Report ~~(in each case using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report)~~. The Trustee and Collateral Agent’s sole responsibility in connection with this Section 4.14 shall be to receive ~~such~~any certificate delivered pursuant to Section 4.14(a). Neither the Trustee nor the Collateral Agent shall have any duty to review such reports, evaluate title defects or otherwise take any actions with respect thereto.

Section 4.15    Additional Collateral; Additional Guarantors.

(a)    In connection with the delivery of each Reserve Report, the Company shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 4.13(b)) to ascertain whether the Mortgaged Properties include (i) (A) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (B) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in such Reserve Report) of all Proved

Reserves evaluated in such Reserve Report, (ii) ~~subject to Section 4.15(f)(i),~~ substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent mortgages on such Oil and Gas Properties are required or otherwise provided under the First Lien Credit Agreement or the Credit Facility and (iii) substantially all midstream assets and any infrastructure or related Oil and Gas Property (subject to Section 4.15(f)(ii) below, the “Mortgage Coverage Requirement”). If the Mortgaged Properties do not include the requisite Properties as set forth in the ~~foregoing clauses (i), (ii) and (iii),~~Mortgage Coverage Requirement, then the Company shall, and shall cause its Subsidiaries to, grant (from its available unencumbered Property), within thirty (30) days of delivery of the certificate required under Section 4.13(b), to the Collateral Agent as security for the Secured Obligations, a second-priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties and midstream properties not already subject to a Lien of the Security Documents such that after giving effect thereto, the Mortgaged Properties will ~~include such requisite Properties as set forth in such clauses (i), (ii) and (iii) of the immediately preceding sentence~~satisfy the Mortgage Coverage Requirement; provided that, in the event that the First Lien Agent grants an extension to the Company’s obligation to grant Liens on Mortgaged Properties required by any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.15(a) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.13(a) shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance necessary to properly grant and perfect the Collateral Agent’s liens and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b).

(b)    In the event that a Note Party forms or acquires any Subsidiary, if such Subsidiary guarantees or is primarily liable for any other Debt for borrowed money of a Note Party, the Company shall promptly (and, in any event, within thirty (30) days after such date) cause such Subsidiary to guarantee the Secured Obligations by executing a supplemental indenture substantially in the form of Annex A hereto and grant to the Collateral Agent a security interest in substantially all of its personal property. In connection with any such guaranty, the Company shall, or shall cause such Subsidiary to, (i) execute and deliver a supplement to the Indenture substantially in the form of Annex A hereto executed by such Subsidiary, (ii) pledge all of the Equity Interests of such new Subsidiary (including delivery (if applicable) to the First Lien Agent to hold as bailee for the Collateral Agent or, if the First Lien Credit Agreement and Credit Facility cease to exist, the Collateral Agent of original stock certificates evidencing the Equity Interests of such Subsidiary, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (iii) execute and deliver such other additional closing documents, certificates and legal opinions, in each case, equivalent to what the Company provides to the First Lien Agent pursuant to the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~, or, if the First Lien Credit

Agreement ceases to exist, by any substantively equivalent section of the Credit Facility; provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.15(b) or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.13(b) shall be automatically extended for the length of such extension (but, in any case, to a date no later than thirty (30) days after the original required date of delivery), without the need for further written modification to this Indenture.

(c)    If the Company or any Subsidiary intends to grant any Lien on any Property to secure any Permitted Junior Lien Debt, then the Company will provide at least fifteen (15) days’ prior written notice thereof to the Trustee and the Collateral Agent (or such shorter time as the Trustee and Collateral Agent may agree in their sole discretion), and the Company will, and will cause its Subsidiaries to, first grant to the Collateral Agent to secure the Secured Obligations a prior Lien, on the same Property pursuant to Security Documents in form and substance necessary to properly grant and perfect the Collateral Agent’s lien to the extent a prior Lien has not already been granted to the Collateral Agent on such Property. Notwithstanding anything to the contrary herein or in any Note Document, if any Security Documents are required under this Section 4.15 to be delivered to the Collateral Agent and the Company is also required to provide analogous security documents, certificates or legal opinions to the First Lien Agent or grant or perfect a Lien on the same Property under any First Lien Credit Document that is the subject of such Security Document, then the Company shall, or shall cause its Subsidiaries to, execute and deliver to the Collateral Agent analogous security documents, certificates or legal opinion relating to the matters described above, which opinions shall be substantially in the form of that which is provided to the First Lien Agent. The Company will cause any Subsidiary and any other Person guaranteeing any ~~Existing Notes, any~~ Permitted Junior Lien Debt or any Permitted Refinancing Debt to contemporaneously guarantee the Secured Obligations pursuant to the Subsidiary Guarantee.

(d)    If the Note Parties consummate any Material Acquisition of Oil and Gas Properties or any other acquisition pursuant to Section 4.30(i), the Note Parties shall grant liens on such Oil and Gas Properties in accordance with Section 4.19.

(e)    With respect to any real property that will be subject to such additional Security Documents pursuant to this Section 4.15, the Company shall, and shall cause each other Note Party to, in connection with but reasonably prior to its delivery of any such additional Security Documents that would encumber any Building or Manufactured (Mobile) Home, provide (i) a life of loan flood hazard determination with respect to any such Building or Manufactured (Mobile) Home and (ii) if such real property is located in a Special Flood Hazard Area, evidence of flood insurance in such amounts as are required under the First Lien Credit Agreement or the Credit Facility (or, if neither exist, as are reasonably acceptable to the Majority Holders).

(f)    Notwithstanding the foregoing provisions of Section 4.15 and Section 4.19,

~~(i) during the period commencing on the Issue Date and ending on the date that is ninety (90) days following the Issue Date (or such later date as the Majority~~

~~Holders may agree in their sole discretion) (such period, the “Post-Closing Mortgage Period”), the Mortgaged Properties shall only be required to include (A) (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Developed Producing Reserves evaluated in the Initial Reserve Report and (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the Initial Reserve Report) of all Proved Reserves evaluated in the Initial Reserve Report, (B) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent that such Oil and Gas Properties are located in counties in which filings have been made, or are required to be made, to satisfy clause (A) herein, and (C) substantially all midstream assets and any infrastructure or related Oil and Gas Property; provided that on or prior to the expiration of the Post-Closing Mortgage Period, the Company shall, and shall cause its Subsidiaries to, deliver supplemental mortgages (including mortgages covering leasehold interests in wellbores owned by the Note Parties as of the Issue Date that were not previously mortgaged on the Issue Date) so that the Mortgaged Property includes (x) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Developed Producing Reserves evaluated in such Reserve Report and (y) Oil and Gas Properties constituting Proved Reserves representing at least 95% of the total present value (using a 10% discount rate and as such value is set forth in the most recently delivered Reserve Report) of all Proved Reserves evaluated in such Reserve Report; and~~

(i)    [reserved]; and

(ii)    during such periods in which the Company maintains a Total Debt to EBITDAX ratio of less than 3.00 to 1.00, measured as of the last day of the four fiscal quarter period most recently ended for which financial statements are available, the Mortgaged Properties shall only be required to include (1) Oil and Gas Properties constituting Proved Developed Producing Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the applicable Reserve Report) of all Proved Developed Producing Reserves evaluated in the applicable Reserve Report, (2) Oil and Gas Properties constituting Proved Reserves representing at least 90% of the total present value (using a 10% discount rate and as such value is set forth in the applicable Reserve Report) of all Proved Reserves evaluated in the applicable Reserve Report, (3) substantially all of the Note Parties’ Oil and Gas Properties not constituting Proved Reserves to the extent mortgages on such Oil and Gas Properties are required or otherwise provided under the First Lien Credit Agreement or the Credit Facility and (4) substantially all midstream assets and any infrastructure or related Oil and Gas Property.

(g)    Notwithstanding anything contained in this Indenture or any Security Document to the contrary, in the event that the First Lien Agent grants an extension to the Company’s obligation to deliver any Collateral or perfect any Collateral under the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ or, if the First Lien Credit

Agreement ceases to exist, by any substantively equivalent section of the Credit Facility, then the Company’s obligation to deliver such Collateral or take such perfection steps shall be automatically extended for the length of such extension (but, in any case, to a date no later than ~~thirty~~sixt y (~~3~~60) days after the original required date of delivery), without the need for further written modification to this Indenture or any Security Document.

Section 4.16    ERISA Compliance. The Company will promptly furnish and will cause the Subsidiaries and any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to promptly furnish to any requesting Holder (a) promptly after receipt of a written request by the Trustee, copies of each annual and other report with respect to each Plan or any trust created thereunder, filed with the United States Secretary of Labor, the Internal Revenue Service or the PBGC, (b) ~~immediately~~prom ptly upon becoming aware of the occurrence of any ERISA Event or of any “prohibited transaction,” as described in section 406 of ERISA or in section 4975 of the Code, that would reasonably be expected to have a Material Adverse Effect in connection with any Plan or any trust created thereunder, a written notice signed by the Chief Executive Officer or the principal Financial Officer, the Subsidiary or the ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate), as the case may be, specifying the nature thereof, what action the Company, the Subsidiary or the ERISA Affiliate is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (c) ~~immediately~~prom ptly upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan (other than a Multiemployer Plan), the Company will, and will cause each Subsidiary and ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to, (i) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of section 412 of the Code (determined without regard to subsections (d), (e), (f) and (k) thereof) and of section 302 of ERISA (determined without regard to sections 303, 304 and 306 of ERISA), and (ii) pay, or cause to be paid, to the PBGC in a timely manner, without incurring any late payment or underpayment charge or penalty, all premiums required pursuant to sections 4006 and 4007 of ERISA, in each case, except to the extent the failure thereof would not reasonably be expected to result in a Materi al Adverse Effect.

Section 4.17    Marketing Activities. The Company will not, and will not permit any of its Subsidiaries to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (a) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (b) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Company and its Subsidiaries that the Company or one of its Subsidiaries has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business ~~and~~, (c) other contracts for the purchase and/or sale of Hydrocarbons of third parties (i) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (ii) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto and (d) such other marke ting activitie s and contract s tha t would not reasonabl y be expec ted to result in a Materi al Adverse Effect.

Section 4.18    Deposit Accounts, Securities Accounts and Commodities Accounts.

(a)    The Company shall cause all ~~of its~~ Deposit Accounts, Securities Accounts and Commodities Accounts of the Note Parties, other than Excluded Deposit Accounts, to be subject to Account Control Agreements ~~at all times.~~promptly, but in any event within sixty (60) days of the establishment of such account (or, in the case of any such account that ceases to be an Excluded Deposit Account, within sixty (60) days after cessation of its status as an Excluded Deposit Account); provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by any substantively equivalent section of the First Lien Credit Agreement to this Section 4.18 or, if the First Lien Credit Agreement ceases to exist under any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.18 shall be automatically extended for the length of such extension (but, in any case, to a date no later than sixty (60) days after the original required date of delivery), without the need for further written modification to this Indenture.

(b)    Upon and during the occurrence of an Event of Default, upon the request of any Holder the Company shall, subject to customary confidentiality requirements, provide to the Trustee and such requesting Holder, within five (5) Business Days of any such request (or such longer period as the Majority Holders may agree), balance statements, in a form reasonably acceptable to the Majority Holders, for each Deposit Accounts, Securities Accounts and Commodities Accounts of the Company and each Subsidiary.

Section 4.19    Acquisition of Oil and Gas Properties – Mortgage Coverage. In connection with any Material ~~a~~Acquisition of Oil and Gas Properties~~,~~ or trade or exchange of Oil and Gas Properties to the extent required under Section 4.37(a)(vii), the Company shall, and shall cause its Subsidiaries to, grant to the Collateral Agent as security for the Secured Obligations, a perfected Lien, junior in priority only to the Liens permitted under Section 4.28(h) (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) sufficient to maintain such a Lien on ~~(a) at least 95% of the total present value (using a 10% discount rate) of all of the Company’s and its Subsidiaries’ Proved Developed Producing Reserves (or such lower amount as required under Section 4.15 at such time), (b) at least 95% of the total present value (using a 10% discount rate) of all of the Company’s and its Subsidiaries’ Proved Reserves (or such lower amount as required under Section 4.15 at such time), (c) substantially all of the Company’s and its Subsidiaries’~~ Oil and Gas Properties ~~not constituting Proved Reserves, and (d) substantially all of the Company’s and its Subsidiaries’~~, midstream assets and ~~any~~ infrastructure or related Oil and Gas Propert~~y~~ies satisfying the Mortgage Coverage Requirements. Each such Lien shall be granted and perfected not later than the later of (i) the date on which the Company is required to grant and perfect any such Lien under Section 4.15(a) and (ii) ~~thirty~~sixty (~~3~~60) days after such Material ~~a~~Acquisition by the Company or such Subsidiary~~; provided that in connection with all acquisitions of Proved Reserves with a present value (using a 10% discount rate), individually or in the aggregate with all other such acquisitions during a fiscal quarter, equal to or in excess of $50.0 million, such Lien shall be granted and perfected not later than thirty (30) days after the acquisition which exceeds such total present value~~. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Documents, all in form and substance as shall be reasonably necessary to grant and perfect the Collateral Agent’s lien and in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 4.15(b); provided that, in the event that the First Lien Agent grants an extension to the Company’s obligations required by any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.19 or, if the First Lien Credit Agreement ceases to exist under any substantively equivalent section of the Credit Facility, then the Company’s obligations under this Section 4.19 shall be automatically extended for the length of such extension (but, in any case, to a date no later than ~~thirty~~six ty (~~3~~60) days after the original required date of delivery), without the need for further written modification to this Indenture.

Section 4.20    Quarterly Public Earnings Calls. No less frequently than once per fiscal quarter, the Company shall hold a public earnings conference call to go over its result of operations and other customary matters, which shall be open to members of the public including the Holders.

Section 4.21    Swap Agreements - Minimum Hedging. Subject to Section 4.43, the Company shall, not later than five (5) Business Days following the Issue Date, enter into and maintain Swap Agreements with Approved Counterparties, the notional volumes for which (when aggregated and netted with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements), as of the date such Swap Agreement is executed, of not less than (a) 75% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing on the date of determination through the 12th month thereafter, (b) 67% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 13th month after the date of determination through the 24th month thereafter, and (c) 50% of the Reasonably Anticipated Projected Production of crude oil from the Note Parties’ Oil and Gas Properties constituting Proved Developed Producing Reserves, as listed on the most recently delivered Reserve Report, for each quarter during the period commencing with the 25th month after the date of determination through the 36th month thereafter. Company’s compliance with the requirements of this Section 4.21 shall be measured as of (i) the fifth Business Day following the Issue Date and (ii) thereafter, the last day of each fiscal quarter, in each case using the most recently delivered Reserve Report (including the Initial Reserve Report); provided that, in the event that the First Lien Agent or the lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the Company’s minimum hedging requirements (if any) under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date or otherwise remove such provisions or, if the First Lien Credit Agreement ceases to exist, any substantively equivalent section of the Credit Facility (if any), such waiver, extension, amendment, consent or removal shall be also applicable to this Section 4.21 (without the need for further written modification to this Indenture);

provided further that, notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.21 if the Company complies with any minimum hedging requirements (without regard to whether the First Lien Credit Agreement or Credit Facility, as applicable, contains any minimum hedging requirements or substantively equivalent section) under the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ or, if the First Lien Credit Agreement ceases to exist, by any substantively equivalent section of the Credit Facility.

Section 4.22    [Reserved].

Section 4.23    Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.24    Amendments to Debt Documents.

~~(a)~~    The Company will not, and will not permit any Subsidiary to, enter into, modify or amend, or waive any right or obligation of any such Person under the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ or, if the First Lien Credit Agreement ceases to exist, the Credit Facility if such amendment, modification or waiver would (i~~) in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date, (ii) result in an increase to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date by more than 250 basis points, (iii) result in any amendment to, modification of, re-set or other adjustment of the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility in any manner that is prejudicial to the Company as compared to the call protection under the First Lien Credit Agreement or, if the First Lien Credit Agreement ceases to exist, the Credit Facility immediately prior to such amendment, modification, re-set or adjustment, unless, substantially contemporaneously therewith, this Indenture and the Notes are amended pursuant to Section 9.01(j) such that the Notes also receive the benefit of such prejudicial amendment, modification, reset and/or adjustment (as examples, if the terms of the newly amended, modified, reset or adjusted Debt include a make-whole for a period of time that extends longer than the make-whole applicable to such Debt immediately prior to such amendment, modification, reset or adjustment (whether on account of such Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by~~

~~(or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the amended, modified, reset or adjusted Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under such Debt immediately prior to such amendment, modification, reset or adjustment (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) is increased by such call protection increases during such periods of time), (iv~~) add any additional Property as collateral for the First Lien Credit Agreement or Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (~~v~~ii) provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee, ~~(vi) cause the principal amount of the Priority Lien Obligations to exceed the All in Cap~~ or (~~v~~iii) contravene the provisions of the Intercreditor Agreement.

~~(b)    The Company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Intercreditor Agreement in a manner adverse to the Holders, as compared to the Intercreditor Agreement as in effect immediately prior to such amendment, supplement or modification.~~

~~(c)    The Company will not, and will not permit any Subsidiary to, enter into, modify, supplement or amend, or waive any right or obligation of any such Person under or in respect of the Existing Notes or the indentures with respect thereto that could reasonably be expected to adversely affect the Trustee or the Holders.~~

Section 4.25    Offer to Repurchase Upon Change of Control.

(a)    Within thirty (30) days following the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to repurchase all or any part (equal to $1.00 or an integral multiple of $1.00 in excess thereof of each Holder’s Notes at a purchase price (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased (subject to the prepayment provisions in the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~, or, if the First Lien Credit Agreement ceases to exist, in any substantively equivalent section of the Credit Facility ~~Issue Date~~, to the extent applicable), plus accrued and unpaid interest, if any, thereon to the date of settlement (the “Change of Control Settlement Date”), subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Change of Control Settlement Date. Within thirty (30) days following a Change of Control, the Company shall mail a notice of the Change of Control Offer to each Holder and the Trustee describing the transaction or transactions that constitute the Change of Control and stating:

(b)    that the Change of Control Offer is being made pursuant to this Section 4.25 and that all Notes validly tendered and not validly withdrawn pursuant to the Change of Control Offer will be accepted for payment;

(i)    deposit with the Paying Agent by 11:00 a.m., New York City time, an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered (and not validly withdrawn); and

(ii)     deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

On the Change of Control Settlement Date, the Paying Agent shall mail to each Holder of Notes properly tendered the Change of Control Payment for such Notes (or, if all the Notes are then in global form, make such payment through the facilities of the Depository) and the Trustee shall authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided, however, that each such new Note will be in a minimum principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Settlement Date.

The Change of Control provisions of this Section 4.25 shall be applicable whether or not any other provisions of this Indenture are applicable.

The Company shall not be required to make a Change of Control Offer following a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the time and otherwise in compliance with the requirements set forth in this Section 4.25 applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not validly withdrawn under such Change of Control Offer or (2) a notice of redemption of all Notes has been given pursuant to Section 3.07, unless there is a default in payment of the applicable redemption price.

A Change of Control Offer may be made in advance of a Change of Control, and conditioned upon the occurrence of such Change of Control, if a definitive agreement is in place for such Change of Control at the time of making the Change of Control Offer.

Section 4.26    No Partial Inducements. The Company shall not, and the Company shall not permit any of its Subsidiaries, either directly or indirectly, to pay (or cause to be paid) any consideration, whether by way of interest, fee or otherwise, to any Beneficial Owner or Holder of the Notes for or as an inducement to any consent to any waiver, supplement or amendment of any terms or provisions of this Indenture, the Notes or the Note Documents, unless such consideration is offered to be paid (or agreed to be paid) to all Beneficial Owners and Holders of the Notes in the time frame set forth in the solicitation documents relating to such consent~~.~~; prov ided that if such consent is sought in connection with an exc hange offer where partici pation in such excha nge offer is limited to all Holders of Notes who are “qualif ied instituti onal buyers,” within the meaning of Rule 144A, or non-U.S. persons, within the meaning of Regul ation S, then such consid eration need only be offere d to all Holders of Notes to whom the excha nge offer is made and be pai d to all such Holders of Notes that consent in such time frame.

Section 4.27    Debt. The Company will not, and will not permit any Subsidiary to, incur, create~~,~~ or assume ~~or suffer to exist~~ any Debt, except:

(a)    The Secured Obligations or any guarantee of or suretyship arrangement for the Secured Obligations (including any guarantee of the Notes by any Guarantor required by Section 4.15);

(b)    Debt (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Note Party (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Note Party (provided (A) that such Debt is incurred within sixty (60) days of the acquisition of such property and (B) that the principal amount of all such Debt incurred pursuant to this clause (i) at any time shall not exceed (1) $25,000,000 in the aggregate with all other Debt outstanding at the time of incurrence pursuant to this clause (1) plus (2) additional amounts, if any, that do not, pro forma for the incurrence of such Debt and the application of proceeds thereof, cause the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available to exceed 2.75 to 1.00 as measured at the time of incurrence and provided that the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available is no higher on a pro forma basis than such ratio immediately prior to such transaction) and (ii) in respect of Capital Leases, provided that the principal amount of all Debt outstanding pursuant to this clause (ii) shall not exceed $2,000,000 in the aggregate at any one time or such greater amount permitted under the First Lien Credit Agreement as of such time or, if the First Lien Credit Agreement ceases to exist, the Credit Facility as in effect at such time;

(c)    Debt associated with bonds or surety obligations required by Governmental Requirements in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;

(d)    intercompany Debt between Note Parties to the extent permitted by Section 4.30(d); provided that (i) such Debt is not held, assigned, transferred, negotiated or pledged to any Person other than one of the Note Parties, (ii) any such Debt owed by either the Company or a Guarantor shall be subordinated to the Secured Obligations on terms set forth in the Subsidiary Guarantee and (iii) any such Debt shall not have any scheduled amortization prior to ninety (90) days after the Stated Maturity of the Notes;

(e)    Endorsements of negotiable instruments for collection in the ordinary course of business;

~~(f)    the Existing Notes and any Permitted Refinancing Debt (subject to Section 4.29(b) hereof) in respect of such Existing Notes; provided that (i) the remaining outstanding principal balance of the Existing Notes shall be less than or equal to $30,000,000 at all times on or after March 1, 2020 and (ii) the Company shall have furnished to the Trustee and to any requesting Holders prior written notice of its intent to incur any such Permitted Refinancing Debt in accordance with Section 4.29(b), the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;~~

(f)    (i) unsecured Debt incurred pursuant to the Promissory Note, and any supplements or amendments thereto (provided that such supplements or amendments comply with Section 4.29(b)(ii)) and (ii) any Permitted Refinancing Debt in respect of any Debt incurred pursuant to clause (i) above;

(g)    (i) Permitted Junior Lien Debt or unsecured Debt ~~the~~in such principal amounts ~~of which does not exceed $150,000,000~~that would not, pro forma for the incurrence of such Debt and the application of proceeds thereof, cause the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available to exceed 2.75 to 1.00 as measured at the time of incurrence, and (ii) any Permitted Refinancing Debt in respect ~~thereof; provided that the Company shall have furnished to the Trustee and any requesting Holders prior written notice of its intent to incur such Permitted Junior Lien Debt or unsecured Debt, as applicable, the amount thereof, and the anticipated closing date, together with copies of drafts of the material definitive documents therefor promptly after such drafts are available and, when completed, copies of the final versions of such material definitive documents;~~of any Debt incurred pursuant to clause (i) above, provided, however, any Debt incurred under this clause (g) to finance an Investment or acquisition shall be unsecured Debt;

(h)    Debt in respect of letters of credit posted on behalf of the Note Parties in an amount not to exceed $2,000,000;

(i)    Guarantees of the Company and any Guarantor in respect of Debt otherwise permitted hereunder;

(j)    Other Debt not to exceed $10,000,000 in the aggregate principal amount at any one time outstanding;

(k)    (i) all obligations to the extent constituting Debt under all Swap Agreements of the Company and its Subsidiaries entered into with Approved Counterparties and which are otherwise permitted hereunder and (ii) all obligations in respect of Bank Product Obligations (as such term is defined in the Intercreditor Agreement) of any of the First Lien Agent, any Affiliates thereof, the lenders or lender ~~a~~Affiliates under or in connection with the First Lien Credit Agreement or the Credit Facility;

(l)    Debt issued under ~~the First Lien Credit Agreement and any Permitted Refinancing Debt in respect of all of such Debt (or part of such Debt if the remainder of such Debt is refinanced or replaced as provided in the first proviso of this clause (1)), subject to Section 4.29(b)(iii) (such Permitted Refinancing Debt in respect of the First Lien Credit Agreement, which must be held by a majority of lenders that are commercial banks or other institutional lenders that regularly engage in making reserve-based borrowing base bank loans and/or term loans or similar extensions of credit in the ordinary course, the “Credit Facility”) not to exceed a principal amount equal to the All in Cap in the aggregate at any time outstanding (with outstanding letters of credit being deemed to have a principal amount equal to the stated amount thereof); provided that, if any such Debt in respect of the First Lien Credit Agreement or~~

~~Credit Facility is refinanced or replaced pursuant to Section 4.29(b)(iii) with Permitted Junior Lien Debt or unsecured Debt, there shall be a permanent dollar-for-dollar reduction in the Base Cap and the Refinancing Cap; provided, further, that any such secured Debt incurred under this clause (l) must be (a) secured on a basis that is or would be pari passu with the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date (which, includes, for the avoidance of doubt, that no Debt secured under this clause (l) may be secured by a so called “one and a half” or similar lien structure) and (b) subject to a rank in right of payment that is or would be pari passu with the loans and obligations under the First Lien Credit Agreement as of the First Supplemental Indenture Date (which, includes, for the avoidance of doubt, that no Debt incurred under this clause (l) may be contractually subordinated to any other Debt incurred under this clause (l) or otherwise, including pursuant to any so called “first-out” or “last-out” tranche or similar tranching structures); and~~any Credit Facility; and

(m)    Additional Notes in an aggregate principal amount not to exceed $350,000,000 in aggregate principal amount (as issued prior to the Third Supplemental Indenture Date), the Exchange Notes to be issued pursuant to any Registration Rights Agreement, any PIK Notes issued in respect of such Additional Notes or Exchange Notes and any Permitted Refinancing Debt in respect of such Additional Notes~~, Existing Notes~~ or PIK Notes.

Section 4.28    Liens. The Company will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except (the “Permitted Liens”):

(a)    Liens granted under the Note Documents securing the payment of any Secured Obligations under the Notes and any PIK Notes and Note Documents;

(b)    Excepted Liens;

(c)    Liens securing Permitted Junior Lien Debt permitted by Section 4.27(g);

(d)    Liens securing Debt permitted by Section 4.27(b), but only on the Property that are the subject of the Debt referred to in such clause;

(e)    Liens on cash deposits (and Deposit Accounts) securing Debt in respect of letters of credit permitted by Section 4.27(h);

(f)    Liens existing on the date hereof and listed in Schedule 9.03 of the First Lien Credit Agreement as in effect on the date hereof and any renewals or extensions thereof;

(g)    Liens in favor of a trustee pursuant to an indenture relating to any Debt permitted by this Indenture to the extent such Liens (i) only secure customary compensation, reimbursement and indemnification obligations owing to such trustee and (ii) are limited to the money or property held by such trustee (except such money or property held in trust for the payment of such Debt);

(h)    Liens granted to secure obligations under the First Lien Credit Agreement (including Secured Swap Obligations (as defined in the First Lien Credit Agreement ~~as in effect on the Issue Date or any substantially similar definition in the First Lien Credit Agreement as in~~

~~effect on the First Supplemental Indenture Date~~ or in the Credit Facility) and obligations permitted under Section 4.27(k)(ii)) and~~, once the First Lien Credit Agreement ceases to exist, the~~ under any Credit Facility~~, in each case,~~ to the extent not prohibited under this Indenture, including Section 4.27(l), and subject to an Intercreditor Agreement; ~~provided that Liens under this clause 4.28(h) shall be subject to the All in Cap in all respects;~~

(i)    Liens in favor of the provider of insurance premium financings which encumber cash or letters of credit held by the party, the proceeds of insurance the premiums of which are financed thereby, or prepaid premiums, which are entered into in the ordinary course of business and which secure the Debt incurred from such provider to pay insurance premiums ~~in an aggregate amount not to exceed $250,000 at any time~~;

(j)    Liens securing Debt permitted by Section 4.27(m); and

(k)    Liens on Property not otherwise permitted by the foregoing clauses of this Section 4.28; provided that (i) such Liens do not secure Debt for borrowed money and (ii) the aggregate amount of all Debt secured by Liens permitted by this Section 4.28(k) shall not exceed $2,000,000 at any time.

Section 4.29    Dividends, Distributions and Redemptions; Amendments to Certain Debt Documents.

(a)    Restricted Payments. The Company will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, return any capital to its stockholders or make any distribution of its Property to its Equity Interest holders (all of which shall be referred to as a “Restricted Payment” for purposes of this Section 4.29(a)), except:

(i)    the Company may declare and pay ~~dividends~~Restricted Payments with respect to its Equity Interests payable solely in additional shares (or rights to receive additional shares) of its Equity Interests (other than Disqualified Capital Stock);

(ii)    Subsidiaries may declare and pay ~~dividends~~Restricted Payments ratably with respect to their Equity Interests;

(iii)    the Company may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans for management or employees of the Company and its Subsidiaries;

~~(iv)    the Company may make Restricted Payments in the form of repurchases of Equity Interests issued by the Company in an aggregate amount not to exceed $25,000,000 during the term of this Indenture; provided that (A) the PDP Coverage Ratio shall be equal to or greater than 1.00 to 1.00 after giving pro forma effect to such Restricted Payment (and the Company has delivered the certificate required by Section 4.03(s) certifying to such pro forma compliance and attaching calculations demonstrating such pro forma compliance), (B) such Restricted Payment is pursuant to an open market repurchase of such Equity Interests and the seller of such Equity Interest is not an Affiliate or “insider” of the Company, (C) no Default or Event of Default shall~~

~~ex ist at the time of such Restricted Payment or result therefrom and (D) concurrently with any such Restricted Payment, the Company shall deliver a certificate executed by its Chief Financial Officer certifying that, after giving effect to such Restricted Payment, the Company is Solvent as of such date; and~~

(iv)    if at the time of and immediately after giving pro forma effect to such Restricted Payment, (A) the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available shall be less than 2.75 to 1.00 and (B) the Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available shall be at least 2.25 to 1.00, then the Company may make Restricted Payments in an amount (together with the aggregate amount of all other Restricted Payments made since the Third Supplemental Indenture Date pursuant to this clause 4.29(a)(iv)), not exceeding the sum of:

(A)     $50,000,000; plus

(B)     33% of Consolidated Net Income for the period (taken as one accounting period) from September 30, 2019 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment; plus

(C)     50% of the aggregate net cash proceeds received by the Company after September 30, 2019 as a contribution to its equity capital or from the issue or sale of Equity Interests of the Company (other than (x) Disqualified Capital Stock and (y) net cash proceeds received from an issuance or sale of such Equity Interests to a Subsidiary of the Company or an employee stock ownership plan, option plan or similar trust to the extent such sale to an employee stock ownership plan, option plan or similar trust is financed by loans from or guaranteed by the Company or any Subsidiary (unless such loans have been repaid with cash on or prior to the date of determination)); plus

(D)    50% of the amount by which Debt of the Company is reduced on the Company’s balance sheet upon the conversion or exchange (other than by a Subsidiary of the Company) subsequent to September 30, 2019 of any such Debt for Equity Interests (other than Disqualified Capital Stock or any 6.5% Convertible Preferred Stock issued pursuant to the transactions contemplated by the Offering Memorandum) of the Company (less the amount of any cash, or the fair market value of any other Property (other than such Equity Interests) distributed by the Company upon such conversion or exchange and excluding the net cash proceeds from the conversion or exchange financed, directly or indirectly, using funds borrowed from the Company or any Subsidiary), together with the net proceeds, if any, received by the Company or any of its Subsidiaries upon such conversion or exchange; provided, for the avoidance of doubt, that any amount by which Debt of the Company is reduced on the Company’s balance sheet in respect of Notes exchanged for 6.5% Convertible Preferred Stock pursuant to the transactions contemplated by the Offering Memorandum shall be excluded from this clause (D);

provided, however, that no Restricted Payments may be made pursuant to this clause 4.29(a)(iv) unless prior to or substantially concurrently with any such Restricted Payment, the Company redeems or repurchases an amount of Notes having an aggregate principal amount of no less than the aggregate amount of Restricted Payments made under this clause 4.29(a)(iv) since (but excluding) the date on which the transactions contemplated by the Offering Memorandum are consummated; provided further that the Company shall not be required to redeem, repurchase, refinance, exchange or otherwise replace Notes in respect of any Restricted Payments made pursuant to this clause 4.29(a)(iv) in excess of an aggregate of $87.5 million since the Third Supplemental Indenture Date;

(v)    [reser ved];

(vi)     if at the time of and immediately after giving pro forma effect to such dividends, (A) the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available shall be less than 2.75 to 1.00 and (B) the Fixed Charge Coverage Ratio for the most recently ended four full fiscal quarters for which financial statements are available shall be at least 2.25 to 1.00, then the Company may declare and pay accrued dividends on any Preferred Stock of the Company (including any 6.5% Convertible Preferred Stock issued to replace or refinance any Notes or otherwise issued pursuant to the transactions contemplated by the Offering Memorandum) in accordance with the terms of such Preferred Stock; provided, however, the Company shall not make any dividends in respect of Preferred Stock having a dividend rate in excess of 8.5% per annum pursuant to this clause (vi); and

(vii)     ~~(v)~~ the Company may make any Restricted Payment~~s in an aggregate amount not to exceed $35,000,000 for purposes of making cash payments for repurchases or~~tha t is an exchange~~s~~ of Equity Interests ~~issued as consideration for any acquisition; provided  that such payments must be made within one year after the closing date of any such acquisition.~~of the Compa ny sole ly for Equity Intere sts of the Compa ny (oth er than Disquali fied Capita l Stoc k).

(b)    Redemption or Amendment of Terms of Certain Debt. The Company will not, and will not permit any Subsidiary to:

(i)    call, make or offer to make any voluntary Redemption of or otherwise voluntarily Redeem (whether in whole or in part) ~~the Existing Notes (or any Permitted Refinancing Debt in respect thereof) or~~ any Permitted Junior Lien Debt (or any Permitted Refinancing Debt in respect thereof); provided that the Company may voluntarily prepay, repay or Redeem ~~the Existing Notes~~Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect thereof so long as such voluntary prepayment, repayment or Redemption (1)(x) is made in exchange for or with the net cash proceeds of the substantially concurrent issuance of Equity Interests of the Company (other than

Disqualified Capital Stock and Equity Interests issued on or before the Issue Date) or (y) is made in exchange for or with the net cash proceeds of a substantially concurrent incurrence of Permitted Junior Lien Debt or unsecured Debt, in each case, constituting Permitted Refinancing Debt of the Company ~~maturing at least ninety-one (91) days outside the Stated Maturity of the Notes~~; (2) is made with aggregate Operating Cash Flow, measured since the Issue Date; provided, however, prepayments, repayments and Redemptions shall only be permitted under this clause (2) if (x) the Total Debt to EBITDAX ratio measured as of the most recently ended fiscal quarter for which financial statements are available shall be less than 3.00 to 1.00 as measured immediately prior to and after giving pro forma effect to such repayment, prepayment or Redemption and to the other transactions to occur on such date; (y) no ~~Defaults or~~ Event of Default exist or shall occur after giving effect thereto; and (z) concurrently with any such voluntary prepayment, repayment or Redemption, the Company shall deliver an Officers’ Certificate to the Trustee certifying that, after giving effect to such voluntary prepayment, repayment or Redemption, the Company has complied with this Section 4.29(b)(i)(2) and is Solvent as of such date~~;~~ or (3) ~~in the case of the Existing Notes, is made in an amount less than or equal to the proceeds of the issuance of Additional Notes permitted by Section 4.27(m). For the avoidance of doubt, the Existing Notes and any Permitted Refinancing Debt in respect thereof cannot be refinanced, repaid, prepaid or redeemed with any Debt secured by a Lien that is pari passu or senior to the Liens securing the Secured Obligations (including, without limitation, any so called “first”, “one and a half” or similar Lien structures); or~~would be permitted to be made under Section 4.29(a)(iv) at such time (assuming for such purpose that such voluntary prepayment, repayment or Redemption constitutes a Restricted Payment);

(ii)     amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to, any of the terms of or documents governing ~~the Existing Notes,~~ any Permitted Junior Lien Debt, the Promisso ry Note or any Permitted Refinancing Debt in respect of either of the foregoing if:

~~(A)~~     the effect thereof would be to (~~t~~a) shorten its maturity or average life, (~~u) increase the amount of any payment of principal thereof or premium or fee (other than a consent, amendment or similar fee in an aggregate amount for all such fees during the term of this Indenture not to exceed 1.00% of the outstanding principal amount of the Existing Notes, any~~b) (x) in the case of Permitted Junior Lien Debt or ~~any~~ Permitted Refinancing Debt ~~being amended, modified or otherwise changed or any fee owed to the Existing Notes Trustee) with~~in respect there~~t~~of, ~~(v) increase the rate or shorten any period or payment of interest thereon or (w)~~ cause such Permitted Junior Lien Debt or Permitted Refinancing Debt in respect thereof to no longer satisfy the requirements of the definitions of Permitted Junior Lien Debt or Permitted Refinancing Debt, as applicable;

~~(B)~~     or (y) to cause a ~~such amendment, modification, waiver, change or consent would adversely affect the Holders in any material respect; or~~

~~(C)    in the case of Permitted Junior Lien Debt or any Permitted Refinancing Debt in respect thereof, such amendment,~~ modification~~, waiver, change or consent~~ that is prohibited under the terms of the applicable intercreditor agreement; or (c) in the case of the Promissory Note, provide Liens or security interests to secure the obligations thereunder; or

(iii)    refinance or replace (whether in whole or in part) the loans and obligations outstanding under the First Lien Credit Agreement or any Credit Facility ~~so long as~~unless (1~~) such new Debt is in an aggregate principal amount not in excess of the principal amount being refinanced and an amount necessary to pay any accrued and unpaid interest on the Debt being refinanced and any fees and expenses, including call protection amounts, yield maintenance amounts and any other premiums, on the Debt being refinanced that is related to or that becomes due as a result of such refinancing; provided, that the principal amount of the new Debt shall at all times be subject to the All in Cap (subject to reduction to the Base Cap and Refinancing Cap as provided in Section 4.27(l)), (2) the terms of the new Debt do not shorten the final maturity or increase the Weighted Yield on the loans and obligations under the Credit Facility as compared to the Weighted Yield on the loans and obligations under the First Lien Credit Agreement as in effect on the First Supplemental Indenture Date by more than 250 basis points; (3) the call protection under the new Debt does not change (and is not modified) in any manner that is prejudicial to the Company as compared to the call protection under the refinanced Debt immediately prior to such refinancing, unless, substantially contemporaneously therewith, this Indenture is amended pursuant to Section 9.01(j) such that the Notes also receive the benefit of such prejudicial change or modification to the call protection (as examples, if the terms of the new Debt include a make-whole for a period of time that extends longer than the make-whole then-applicable to the refinanced debt (whether on account of the refinanced Debt never having contained a make-whole or on account of the make-whole expiring or terminating on an earlier date in accordance with its terms) (a “make-whole extension”), then the Notes shall be amended to extend the then-existing make-whole period by (or reintroduce a make-whole period for) the length of the make-whole extension; additionally, in the event the new Debt includes a call premium schedule that increases the call premium percentage applicable at any period of time as compared to the call premium percentage applicable to such period of time under the then-applicable refinanced debt (a “call protection increase”), then the Notes shall be amended such that the then applicable call premium percentage under the Notes (even if the Notes would not otherwise be subject to a call premium at such point in time) are increased by such call protection increases during such periods of time); (4~~) such new Debt does not in any way restrict the payment, repayment, redemption, repurchase or other refinancing of or in respect of the Notes that would be permitted under the First Lien Credit Agreement as in effect on the ~~Issue~~First Supplemental Indenture Date, (~~5~~2) such New Debt does not add any Property as collateral for the Credit Facility unless such Property is added as collateral for the Secured Obligations or the Secured Parties decline to take such collateral, (~~6~~3) such New Debt does not provide for any Person to issue a guarantee or be required to issue a guarantee unless such Person guarantees the Secured Obligations or the Secured Parties decline to take such guarantee and (~~7~~4) such new Debt does not contravene the provisions of the Intercreditor Agreement;

provided that the foregoing shall not prohibit the execution of supplemental indentures to add guarantors, provided such Person complies with Section 4.15(b) and Section 4.15(c).

Section 4.30    Investments, Notes, Advances and Acquisitions. The Company will not, and will not permit any Subsidiary to, make or permit to remain outstanding any Investments in or to any Person or make any Material Acquisitions, except that the foregoing restriction shall not apply to:

(a)    Investments disclosed on Schedule 9.05 of the First Lien Credit Agreement as in effect on the Issue Date;

(b)    Accounts receivable arising in the ordinary course of business;

(c)    Cash Equivalents so long as such Cash Equivalents are held in a Deposit Account, Securities Account or Commodities Account subject to an Account Control Agreement;

(d)    Investments (i) made by the Company in or to any Subsidiary (or a Person that becomes a Subsidiary substantially concurrently therewith) which is a Guarantor (or becomes a Guarantor within the time period required by Section 4.15) and with respect to which 100% of the issued and outstanding Equity Interests have been pledged ~~to Trustee~~pursuant to Section 4.15 (or are pledged within the time period required by Section 4.15), and (ii) made by any Guarantor in or to any other Note Party (or a Person that becomes a Note Party within the time period required by Section 4.15);

(e)    Permitted Acquisitions;

(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 4.30 owing to the Company or any Subsidiary as a result of a bankruptcy or other insolvency proceeding under any Bankruptcy Law of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Company or any of its Subsidiaries; ~~provided that the Company shall give the Trustee prompt written notice if the aggregate amount of all Investments held at any one time under this Section 4.30(f) exceeds $100,000;~~

(g)    (i) guarantees permitted by Section 4.27, and (ii) guarantees by the Company or any Subsidiary for the performance or payment obligations of the Company or any Guarantor, which obligations were incurred in the ordinary course of business and do not constitute Secured Obligations;

(h)    Investments not to exceed $5,000,000 in the aggregate at any time; and

(i)    other Investments and Material ~~a~~Acquisitions after the Issue Date by the Company or any Guarantor of Oil and Gas Properties (or all of the Equity Interests in Persons that primarily own Oil and Gas Properties) that have been approved by the requisite lenders under the First Lien Credit Agreement (or if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility), provided that any Property acquired in connection with such Investment or Material ~~a~~Acquisition becomes Collateral ~~substantially~~

~~concurrently~~ within the ~~closing of such acquisition to the extent~~time periods required under Section 4.15 or Section 4.19, as applicab le, and any Person acquired as part of such Investm ent or Materi al ~~a~~Acquisition becomes a Guarantor ~~substantially concurrently~~  within the ~~closing of such acquisition in accordance with~~time periods required under Section 4.15(b).

Section 4.31    Nature of Business. The Company will not, and will not permit any Subsidiary to, allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. From and after the date hereof, the Note Parties and their Subsidiaries will not acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States.

Section 4.32    Limitation on Leases.~~.~~ The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases and leases of Oil and Gas Properties), under leases or lease agreements which would cause the aggregate amount of all net payments made by the Company and the Subsidiaries pursuant to all such leases or lease agreements, including any residual payments at the end of any lease, to exceed $~~2~~10,000,000 in any period of twelve (12) consecutive calendar months during the life of such leases.

Section 4.33    Proceeds of Notes. Neither the Company nor any Person acting on behalf of the Company has taken or will take any action which might cause any of the Note Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Exchange Act or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by any Holder, the Company will furnish to such requesting Holder a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be.

Section 4.34    ERISA Compliance. The Company will not, and will not permit any Subsidiary to, at any time:

(a)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, engage in, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to engage in, any transaction in connection with which the Company, a Subsidiary or any ERISA Affiliate could be subjected to either a civil penalty assessed pursuant to subsections (c), (i) or (l) of section 502 of ERISA or a Tax imposed by Chapter 43 of Subtitle D of the Code if such penalty or liability could reasonably be expected to result in a Material Adverse Effect;

(b)    except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, terminate, or permit any ERISA Affiliate (to the extent that the Company has Control of the ERISA Affiliate) to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Company, a Subsidiary or any ERISA Affiliate to the PBGC;

current liability such that the Company, a Subsidiary or any ERISA Affiliate is required to provide security to such Plan under section 401(a)(29) of the Code.

Section 4.35    Sale or Discount of Receivables. Except for receivables obtained by the Company or any Subsidiary out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Company will not, and will not permit any Subsidiary to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.

Section 4.36    Mergers, Etc. The Company will not, and will not permit any Subsidiary to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person (whether now owned or hereafter acquired) (any such transaction, a “consolidation”), or liquidate or dissolve; except that (a) any Guarantor may merge with or dissolve into any other Guarantor, (b) the Company may merge with any Subsidiary (or such Subsidiary may be dissolved into the Company) so long as the Company is the survivor (or the requirem ents of cla use (f)(i)(B) , cla use (f)(ii) and clause (f)(iv) below are satis fied) , (c) any Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary, and may thereafter liquidate or dissolve if applicable; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Company or a Guarantor ~~and~~, (d) the Company or any Subsidiary may dispose of all of the Equity Interests of any Subsidiary in accordance with Section 4.37~~.~~, (e) any Investm ent (includ ing any acquisition) that would otherw ise be permitt ed under Section 4.30 may be stru ctured as a merg er or consoli dation and (f) the Compa ny may merge or consolida te with anothe r Person as long as:

(i)    either: (A) the Company is the surviving Person; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(ii)    the Person formed by or surviving any such consolidation or merger (if other than the Company) assumes all the obligations of the Company under the Notes and this Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(iii)    immediately after such transaction, no Event of Default exists; and

(iv)     the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that such consolidation, merger or disposition and such supplemental indenture, if any, comply with the terms of this Indenture.

Section 4.37    Sale of Properties.

(a)    The Company will not, and will not permit any Subsidiary to, sell, assign, farm-out, convey or otherwise transfer any Property (each, a “Transfer”) except for:

(i)    the sale of Hydrocarbons, seismi c dat a and other inven tory in the ordinary course of business;

(ii)     farmouts, sales or other dispositions of undeveloped acreage and assignments in connection with such farmouts, in each case, (A) with the approval of the First Lien Agent, or, if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, or if the Credit Facility ceases to exist, the Majority Holders, in each case, in its or their sole discretion, as applicable~~;~~ or (B) in the ordinary course of business (for purposes of this clause, farm-out means any contract whereby any Oil and Gas Property, or any interest therein, may be earned by one party, by the drilling or committing to drill one or more wells by that party, whether directly or indirectly);

(iii)    the sale or transfer of equipment that is no longer useful or necessary for the business of the Company or such Subsidiary or is replaced by equipment of at least comparable value or use;

(iv)    (A) the sale or other disposition ~~(including Casualty Events)~~ of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties; provided that (i) ~~100~~75% of the consideration received in respect of such sale or other disposition shall be cash~~,~~ or Cash Equival ents and (ii) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property, interest therein or Subsidiary subject of such sale or other disposition, as reasonably determined by the management ~~or, with respect to a Material Divestiture, the Board of Directors or other governing body~~ of the Company ~~and the Company shall deliver an Officers’ Certificate certifying to that effect), (iii) if any such~~or (B) the sale or other disposition ~~is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Equity Interests of such Subsidiary, and (iv) with respect to any Material Divestiture, the Company shall be in pro forma compliance after giving effect to such Material Divestiture with each of the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility and shall have delivered to the Trustee an Officers’ Certificate as required by Section 4.03(s) attaching calculations demonstrating such pro forma compliance;~~of Property (other than Property described in clause (A) above) for fair market value as reasonably determined by the management of the Company;

(v)    Transfers of Property to the Company or any Guarantor; and

(vi)    Transfers permitted by Section 4.28, Section 4.29(a), Section 4.35 and Section 4.36;

(vii)    the trade or exchange of Oil and Gas Properties ~~constituting Proved Undeveloped Reserves or Oil and Gas Properties not constituting Proved Reserves for Oil and Gas Properties of like kind~~of equiva lent or highe r reser ve cla ssifica tion and equivalent value (including any cash or Cash Equivalents necessary to achieve an exchange of equivalent value); provided that (i) if the aggregate value of all Oil and Gas Properties traded or exchanged pursuant to this Section 4.37(a)(vii) shall ~~not~~ exceed

$10,000,000 in a singl e transac tion (or series of relate d transac tions), the Compa ny shal l com ply with the requirem ents of Secti on 4.19 within the time periods required therei n and (i) (A) the value for any Oil and Gas Properties constituting Proved ~~Undeveloped~~ Reserves shall be the net present value of such Oil and Gas Property (using a 10% discount rate) as such value is set forth in the most recently delivered Reserve Report and (B) the value for any Oil and Gas Properties not constituting Proved Reserves shall be the fair market value of such Oil and Gas Property;

(viii)    any Transfer of assets pursuant to (i) a condemnation, appropriation, seizure or similar taking or proceeding by a Governmental Authority, (ii) the requirement of, or at the direction of, a Governmental Authority or (iii) a Casualty Event;

(ix)     the termination, surrender or release of leases and subleases, in each case in the ordinary course of business to the extent the Company determines in good faith that such leases or subleases are not economic or the Company has no right to extend or renew such lease or sublease;

(x)    sales and other Transfers of Properties (other than any Oil and Gas Property constituting Proved Developed Producing Reserves) having a fair market value not to exceed $10,000,000 during any 12-month period; ~~and~~

(xi)    the sale or other disposition of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties not otherwise permitted under this Section 4.37(a); provided that (i) such sale or disposition has been approved by the requisite lenders under the First Lien Credit Agreement, or, if the First Lien Credit Agreement ceases to exist, the agent or requisite lenders under the Credit Facility, (ii) at least 75% of the consideration received in respect of such sale or other disposition shall be in cash, (iii) such sale or disposition is not for all or substantially all of the Oil and Gas Properties of the Company and its Subsidiaries, (iv) the consideration received in respect of such sale or other disposition shall be equal to or greater than the fair market value of the Oil and Gas Property ~~(and if the consideration received in connection with such sale or disposition is greater than $50,000,000, fair market value must be supported by a fairness opinion in form and substance acceptable to the Majority Holders from a financial advisor of national standing~~, (v) the Net Cash Proceeds from such sale or disposition are applied pursuant to the mandatory prepayment requirements of the First Lien Credit Agreement or the Credit Facility and Section 4.37(b) hereof and (vi) any assets received shall become Collateral substantially concurrently with such sale or disposition in accordance with Section 4.19 and any Person acquired as part of such acquisition shall become a Guarantor substantially concurrently with the closing of such acquisition in accordance with Section 4.15(b)~~.~~; and

(xii)    (A) the Disposition of cash and Cash Equivalents in the ordinary course of business and (B) the write-off, discount, sale or other disposition of defaulted or past-due receivables and similar obligations in the ordinary course of business.

Notwithstanding anything to the contrary in this Section 4.37(a), in no event shall the Company or any Subsidiary enter into any “DrillCo” transaction or similar transaction where the Company or any Subsidiary conveys any Oil and Gas Property to any Person in exchange for the funding of any drilling or development costs.

(b)    If the Company or any Guarantor Transfers Oil and Gas Properties (or any Equity Interests in any Guarantor owning such Oil and Gas Properties) or Liquidates any Swap Agreement (in each case, other than Transfers permitted under Section 4.37(a)(i), Section 4.37(a)(iii), Section 4.37(a)(v) or Section 4.37(a)(vi)), then the Company shall, subject to the prepayment provisions in the First Lien Credit Agreement or the Credit Facility and the reinvestment rights set forth in this clause (b), within ten (10) Business Days after such Transfer or Liquidation, make an Asset Sale Offer to all Holders of Notes to purchase the maximum principal amount of Notes that may be purchased from the Net Cash Proceeds received in excess of $20,000,000 in respect of such Transfer or Liquidation. The offer price in any Asset Sale Offer will be equal to 100% of such Net Cash Proceeds in excess of $20,000,000 and be comprised of principal amount plus accrued and unpaid interest thereon to the Settlement Date plus the Make Whole Premium and/or Applicable Premium, as applicable, subject to the right of Holders of record on the relevant record date to receive interest due on an Interest Payment Date that is on or prior to the Settlement Date, and will be payable in cash. Notwithstanding the foregoing, the Company may, as long as no Default or Event of Default exists, within ten (10) Business Days after such Transfer or Liquidation, notify the Trustee that it intends to reinvest such Net Cash Proceeds; provided that if no Default or Event of Default exists and the Company notifies the Trustee and the Holders that it plans to reinvest such Net Cash Proceeds in the acquisition or development of Oil and Gas Properties constituting Proved Reserves, then it shall do so within ninety (90) days after the date of such Transfer or Liquidation (provided that the execution of a binding AFE during such period shall be deemed to be a reinvestment so long as the amounts owed under such AFE are funded within 180 days after the date such AFE is executed); provided, further, that ~~(A)~~ if the Company fails to make such reinvestment in such period, it shall make an Asset Sale Offer as provided in this clause (b) in an amount equal to the Net Cash Proceeds that were not so reinvested within ten (10) Business Days after the expiration of such ninety (90) day period (or, as applicable, after the expiration of the 180-day period following the execution of a binding AFE) ~~and (B) in no event shall the aggregate amount of Net Cash Proceeds permitted to be reinvested exceed $50,000,000 during the term of this Indenture~~. For the avoidance of doubt, the amount of any Net Cash Proceeds required to be applied as set forth in this section shall be reduced on a dollar-for-dollar basis to the extent that such Net Cash Proceeds are applied to satisfy any mandatory prepayment under the First Lien Credit Agreement or the Credit Facility.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 4.37, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under such provisions by virtue of such compliance.

Section 4.38     Environmental Matters. The Company will not, and will not permit any Subsidiary to, cause or permit any of its Property to be in violation of, or perform any action or permit any action which will subject any such Property to any Remedial Work under any

Environmental Laws, assuming disclosure to the applicable Governmental Authority of all relevant facts, conditions and circumstances, if any, pertaining to such Property where such violations or remedial obligations could reasonably be expected to have a Material Adverse Effect.

Section 4.39    Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than the Note Parties) unless such transactions are otherwise permitted under this Indenture and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate; provided that (~~a~~x) any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Indenture, in excess of $5,000,000 shall require the approval of the Board of Directors of the Company (including a majority of the disinterested directors) and (~~b~~y) the Company shall deliver to the Truste e a fairness opinion ~~in form and substance acceptable to the Majority Holders~~ from a financial advisor of national standing approving any transaction with any Affiliate (other than a transaction solely among Note Parties) with consideration, when aggregated with the consideration involved in all other such affiliated transactions during the term of this Indenture, in excess of $10,000,000~~.~~; provide d, further, that clause (y) of this Section 4.39 shall not apply to (i)  (A) any public offering of equit y or debt securitie s or any amendm ent, modi fication or suppleme nt to this Indent ure or preferre d Equity Interes ts in accorda nce with the term s hereof or thereof as long as, in each case, (x)  any Affiliat e’s and non-Affili ate’ s partici pation in such offering or ame ndment , modi fication or supplem ent is on the same terms and (y)  the non-A ffiliate s parti cipati ng in any such transacti on repre sent more than 50% of the economi c int erests of such transac tion, and (B) any Restr icted Paym ent permitted under Section 4.29(a) , and (ii)  any trans action or seri es of rela ted transacti ons involv ing aggre gate consi deration of less than $5.0 million.

Section 4.40    Subsidiaries. The Company will not, and will not permit any Subsidiary to, create or acquire any additional Subsidiary unless the Company gives written notice to the Trustee and Collateral Agent of such creation or acquisition and complies with Section 4.15(b). The Company shall not, and shall not permit any Subsidiary to, sell, assign or otherwise dispose of any Equity Interests in any Subsidiary except in compliance with Section 4.36. Neither the Company nor any Subsidiary shall have any Subsidiaries that are not organized under the laws of the United States of America or any state thereof or the District of Columbia. The Company will not permit any Person other than a Note Party to own any Equity Interests in any Guarantor.

Section 4.41    Negative Pledge Agreements; Dividend Restrictions. The Company will not, and will not permit any Subsidiary to, create, incur, assume or suffer to exist any contract, agreement or understanding (other than this Indenture, the Security Documents, the First Lien Credit Documents, Swap Agreements, documents governing Permitted Junior Lien Debt, other Debt or Preferred Stock permitted under this Indenture, or Capital Leases or purchase money loans creating Liens permitted by Section 4.28 or documents evidencing the Credit Facility) which in any way prohibits or restricts the granting, conveying, creation or imposition of any Lien on any of its Property in favor of the Trustee, Collateral Agent and the Holders or restricts any Subsidiary from paying dividends or making distributions to any Note Party, or which requires the consent of or notice to other Persons in connection therewith.

Section 4.42    Gas Imbalances, Take-or-Pay or Other Prepayments or Minimum Volume Contracts. The Company will not, and will not permit any Subsidiary to, (a) allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of the Company or any Subsidiary that would require the Company or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed one bcf of gas (on an mcf equivalent basis) in the aggregate or (b) enter into minimum volume contracts for gathering, processing or transportation of production that require the payment of a fee in the event such minimum volumes are not met.

Section 4.43    Swap Agreements - Maximum Hedging. The Company will not, and will not permit any Subsidiary to, enter into any Swap Agreements other than (a) non-speculative Swap Agreements in respect of commodities (i) with an Approved Counterparty, (ii) that are either swaps or costless collars ~~(and if costless collars, have terms acceptable to the First Lien Agent or, if the First Lien Credit Agreement ceases to exist, any agent or requisite lenders under the Credit Facility, or, if both cease to exist, the Majority Holders, in each case, in their sole discretion),~~, (iii) the maximum tenor of which is no longer than thirty-six (36) months, (iv) the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than basis differential swaps on volumes already hedged pursuant to other Swap Agreements) do not exceed, as of the date such Swap Agreement is executed and as of the last day of each fiscal quarter, 90% of Reasonably Anticipated Projected Production for each month during the 36-calendar month period following such date of determination, for each of crude oil, liquids and natural gas, calculated separately and (v) in the case of Swap Agreements that are swaps, such Swap Agreements shall have prices for each month during the tenor thereof set at the Strip Price for such month determined at the time such Swap Agreement is entered into; and (b) Swap Agreements in respect of interest rates with an Approved Counterparty, as follows: (i) Swap Agreements effectively converting interest rates from fixed to floating, the notional amounts of which (when aggregated with all other Swap Agreements of the Company and its Subsidiaries then in effect effectively converting interest rates from fixed to floating) do not exceed 50% of the then outstanding principal amount of the Company’s Debt for borrowed money which bears interest at a fixed rate and (ii) Swap Agreements effectively converting interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Company and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed the greater of $20,000,000 and 75% of the then outstanding principal amount of the Company’s Debt for borrowed money which bears interest at a floating rate. In no event shall any Swap Agreement contain any requirement, agreement or covenant for the Company or any Subsidiary to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures other than collateral provided for in, and upon the terms and conditions set forth in, this Indenture and the relevant Security Documents. ~~No Note Party shall Liquidate any Swap Agreement in respect of commodities if (x) after giving pro forma effect thereto, the Company would not be in compliance with Section 4.21 or the First Lien Financial Covenants to the extent then in effect under the First Lien Credit Agreement or the Credit Facility (and in connection with any such Liquidation, the Company shall deliver an Officers’ Certificate demonstrating such pro forma compliance), or (y) the aggregate proceeds received by the Note Parties in respect of such~~

~~Li quidations in any 12-month period exceeds $2,000,000.~~ Notwithstanding anything to the contrary contained herein, in the event that the First Lien Agent or lenders under the Credit Facility grant an extension, waiver, amendment, or consent with respect to the Company’s obligations under any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.43 or otherwise remove such provisions or, if the First Lien Credit Agreement ceases to exist, under any substantively equivalent section of the Credit Facility (if any), such waiver, amendment, consent, extension or removal shall be automatically applicable to this Section 4.43 (without the need for further written modification to this Indenture); provided that, notwithstanding anything to the contrary herein, the Company shall be deemed to have complied with this Section 4.43 if the Company complies with any substantively equivalent section of the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ to this Section 4.43 or, if the First Lien Credit Agreement ceases to exist, with any substantively equivalent section of the Credit Facility.

Section 4.44    [Reserved].~~Deposit Accounts. The Company will not, and will not permit any Guarantor to, open or otherwise establish, or deposit or otherwise transfer Dedicated Cash Receipts into, any Deposit Account other than Deposit Accounts (a) in which the Collateral Agent has been granted a Lien and (b) that are subject to an Account Control Agreement in favor of the Collateral Agent.~~

Section 4.45    Sale and Leaseback. The Company will not, and will not permit any Subsidiary or Guarantor to, enter into any arrangement, directly or indirectly, with any Person whereby the Company or any Subsidiary or Guarantor shall sell or transfer any of its Property, whether now owned or hereafter acquired, and whereby Company or any Subsidiary or Guarantor shall then or thereafter rent or lease as lessee such Property or any part thereof or other Property which Company or any Subsidiary or Guarantor intends to use for substantially the same purpose or purposes as the Property sold or transferred.

Section 4.46     [Reser ved].

Section 4.47     [Reser ved].

~~Section 4.46    Amendments to Organizational Documents and Fiscal Year. Without the prior written consent of the Majority Holders, neither Company nor any Guarantor will amend, or permit to be amended, its Organizational Documents or waive any right or obligation of any Person thereunder except to the extent such amendment or waiver could not reasonably be expected to adversely affect the rights and benefits of the Trustee or the Holders in any material respect.~~

~~Section 4.47 Covenant Regarding Financing Facility. If the Company or any Note Party incurs any Permitted Junior Lien Debt, unsecured Debt, Permitted Refinancing Debt of any of the foregoing or Permitted Refinancing Debt of all or part of the First Lien Credit Agreement or the Credit Facility or the Notes to the extent such Permitted Refinancing Debt is in the form of Permitted Junior Lien Debt or unsecured Debt or enters into any amendment, modification or supplement to any document evidencing Permitted Junior Lien Debt, the Existing Notes, unsecured Debt or any Permitted Refinancing Debt in respect of any of the foregoing and, in either case, such Debt then incurred or amended, modified or supplemented would have an~~

~~aggregate cash interest rate in excess of 9.50% per annum (the amount above 9.50% per annum, the “Excess ”), then such Excess shall be permitted hereunder if and only if, substantially contemporaneously therewith, the Company and Trustee amend or supplement the Indenture and Notes pursuant to Section 9.01(j) to provide an increase to the Cash Interest payable on the Notes equal to at least such Excess, which such increase shall be effective no later than the date of the incurrence of the Debt or the amendment, modification or supplement to the Debt giving rise such Excess.~~

Section 4.48    Anti-Layering. Notwithstanding anything in this Indenture to the contrary, the Company shall not incur, and shall not permit any Subsidiary to incur, any Debt that: (a) is secured on a subordinated or junior basis to the First Lien Credit Agreement or the Credit Facility and on a senior basis to the Note Documents (including, without limitation, any Debt subject to a so called “one and half lien” or similar lien structure but excluding the Lien in favor of the Trustee provided for under Section 7.07) or (b) is contractually subordinated in right of payment to any Debt and not also contractually subordinated in right of payment to the Notes (including, without limitation, pursuant to the creation of any so called “first-out” or “last-out” tranche or similar tranching structures); provided, however, that this provision shall not prohibit any Debt incurred pursuant to any Swap Agreement permitted to be secured under Section 4.28.

ARTICLE FIVE

[Reserved]

ARTICLE SIX

DEFAULTS AND REMEDIES

Section 6.01    Events of Default.

An “Event of Default” occurs if one of the following shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be involuntary or be effected by operation of law):

(a)     the Company shall fail to pay any principal of any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise;

(b)     the Company shall fail to pay any interest on any Note or any fee or any other amount (other than any amount referred to in Section 6.01(a)) payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days;

(c)     any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects);

(d)     the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in any of Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 or, in any of Sections 4.27 through 4.43 or in Sections 4.45 or 4.48 and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period;

(e)     the Company or any Subsidiary shall fail to observe or perform any covenant, condition or agreement contained in this Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default;

(f)    the Company or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods);

(g)     any event or condition occurs that results in (i) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof, (ii) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or of Section 9.01~~(a)~~ of the First Lien Credit Agreement as in effect on the ~~Issue~~Thir d Suppl ement al Inde nture Date (or any replacement financial covenants under the First Lien Credit Agreement ~~as in effect on the First Supplemental Indenture Date~~ or any other Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under this Section 6.01(g)(ii) until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured or waived under the terms of the First Lien Credit Agreement or Credit Facility, as applicable, within thirty (30) days after notice of the occurrence of such “Event of Default” or equivalent has been delivered by the Company to the lenders under the First Lien Credit Agreement or Credit Facility (or was required to be delivered under the terms of the First Lien Credit Agreement or Credit Facility as in effect at such time);

(h)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Guarantor or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Guarantor or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)     the Company or any Guarantor shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 6.01(h), (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or any Guarantor or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) any stockholder of the Company shall make any request or take any action for the purpose of calling a meeting of the stockholders of the Company to consider a resolution to dissolve and wind-up the Company’s affairs or (vii) take any action for the purpose of effecting any of the foregoing;

(j)    the Company or any Guarantor shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)     (i) one or more judgments for the payment of money in an aggregate amount in excess of $25,000,000 (to the extent not covered by independent third party insurance provided by insurers of the highest claims paying rating or financial strength as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding under any Bankruptcy Law) or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against a Note Party or any combination thereof and, in either such case, the same shall ~~remain~~not have been appeale d, staye d, ~~un~~discharged ~~for a period of~~or satisf ied within forty-five (45) ~~consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of a Note Party to enforce any such judgment~~days ;

(l)     the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Company or a Guarantor party thereto (or, in the case of any Intercreditor Agreement, against any party thereto other than the Collateral Agent) or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on ~~any~~a materi al portion of the ~~c~~Collateral ~~purported to be covered thereby~~, except to the extent permitted by the terms of this Indenture, or a Note Party or any of their Affiliates shall so state in writing; and

(a)    to cure any ambiguity, defect or inconsistency;

(b)    to provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code);

(c)     to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture;

(d)     to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights hereunder of any such Holder in any material respect;

(e)    to secure the Notes or the Subsidiary Guarantees pursuant to the requirements of Section 4.15;

(f)     to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 hereof;

(g)     to comply with requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA;

(h)     to evidence or provide for the acceptance of appointment under this Indenture of a successor Trustee or Collateral Agent;

(i)    to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any discharge or release of any Collateral that is permitted by this Indenture or any of the Note Documents; or

~~(j)     to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47; or~~

(j)     ~~(k)~~ with respect to the Security Documents, as provided in the Intercreditor Agreement.

In addition, without the consent of any Holder, the Intercreditor Agreement may be amended in accordance with its terms, including to add additional Debt as Priority Lien Debt (as defined in the Intercreditor Agreement), Additional Notes as Second Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement) and add other parties (or any authorized agent thereof or trustee therefor) holding such Debt thereto and to establish that the Liens on any Collateral securing such Debt shall rank equally with the Liens on such Collateral securing the other Priority Lien Debt (as defined in the Intercreditor Agreement), Additional Notes as Second Lien Debt (as defined in the Intercreditor Agreement) or Junior Lien Debt (as defined in the Intercreditor Agreement), as applicable, then outstanding.

Upon the request of the Company, and upon receipt by the Trustee and Collateral Agent, if applicable, of the documents described in Section 9.06 hereof, the Trustee and Collateral Agent, if applicable, shall join with the Company and the Guarantors in the execution of any

Agent pursuant to the Security Documents, and will do or cause to be done all such acts and things as may be necessary or proper, or as may be required by the provisions of the Security Documents, to assure and confirm to the Trustee and the Collateral Agent the security interest in the Collateral contemplated hereby, by the Security Documents or any part thereof, as from time to time constituted, so as to render the same available for the security and benefit of this Indenture and of the Notes and the Subsidiary Guarantees secured hereby, according to the intent and purposes herein expressed.

(b)    The Collateral will also secure the Company’s and the Guarantors’ obligations under or in connection with the existing First Lien Credit Agreement, including, without limitation, the Secured Swap Obligations and Secured Cash Management Obligations (as each such term is defined in (or substantively equivalent terms are defined in) the First Lien Credit Agreement) (or, once the First Lien Credit Agreement ceases to exist, the Credit Facility), provided that an authorized representative of the holders of such Debt under the First Lien Credit Agreement or the Credit Facility shall have executed (or otherwise be subject to) the Intercreditor Agreement or a joinder thereto ~~and shall have executed a joinder to the Swap Intercreditor Agreement (as defined in~~(to the extent required by the terms of the First Lien Credit Agreement~~) (to the extent then in effect~~ or, if the First Lien Credit Agreement ceases to exist, the Credit Facility). Under the terms of the Intercreditor Agreement, the proceeds of any collection, sale, disposition or other realization of Collateral received in connection with the exercise of remedies (including distributions of cash, securities or other property on account of the value of the Collateral in a bankruptcy, insolvency, reorganization or similar proceedings) will be applied first to repay obligations incurred or secured pursuant to the First Lien Credit Agreement and, if the First Lien Credit Agreement ceases to exist, the Credit Facility and ~~related~~second to repay the Subsidiary Guarantees and other obligations under the Indenture.

(c)    The Company will take, and will cause its Subsidiaries to take any and all actions (including those that may be requested by the Trustee or the Collateral Agent) reasonably required to cause the Security Documents to create and maintain, as security for the obligations of the Company hereunder, a valid and enforceable perfected second priority Lien in and on all the Collateral, in favor of the Collateral Agent for the benefit of the Holders, the Trustee and the Collateral Agent, subject to Permitted Liens.

Section 12.02     Security Documents.

In order to secure the due and punctual payment of the Notes and all other Secured Obligations, the Company, the Guarantors, the Collateral Agent, the Trustee (if applicable) and the other parties thereto have entered into or are contemporaneously entering into the Security Documents. Without limiting any of the rights and protections (including indemnities) of the Trustee or Collateral Agent hereunder, in the event of a conflict or inconsistency between the terms of this Indenture and the Security Documents relating to the Collateral, the Security Documents shall control. The Trustee and the Collateral Agent shall be bound by the terms of the Intercreditor Agreement and each Holder of a Note, by accepting such Note or beneficial interest therein, agrees to all the terms and provisions of the Intercreditor Agreement and the other Security Documents, and authorizes and directs the Collateral Agent to enter into and perform its obligations under the Intercreditor Agreement and other Security Documents, binding the Holders to the terms thereof. Notwithstanding anything to the contrary, (i) the liens and

[FORM OF REVERSE SIDE OF INITIAL NOTE]

8.50% Senior Secured Second Lien Notes due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest. Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), promises to pay Cash Interest on the principal amount of this Note at 8.50% per annum from May 15, 2018 until maturity (the “Cash Interest Rate”); provided, however, beginning ~~on July~~with the Interest Payment Date on January 1, 20~~18~~20, the Company shall pay additional interest in kind at 13.00% per annum (subject to the immediately following sentence, the “PIK Interest Rate”) (in addition to the Cash Interest Rate) on the then outstanding principal amount of this Note (a “PIK Note Payment”) by increasing the principal amount of this Note or by issuing additional Notes in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date. Notwithstanding the foregoing, if the Company delivers (a) a PIK Interest Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter certifying the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter is (i) less than 3.00 to 1.00 and greater than or equal to 2.75 to 1.00 then the PIK Interest Rate shall be decreased to 2.00%, or (ii) less than 2.75 to 1.00 and greater than or equal to 2.50 to 1.00 then the PIK Interest Rate shall be decreased to 1.00%, or (b) a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, ~~however,~~that if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of this Note at the applicable PIK Interest Rate on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with Section 2.13 of the Indenture. The Company will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2018 (each an “Interest Payment Date”), and at Stated Maturity, the Company will pay interest from the most recent date to which interest has been paid to the Stated Maturity date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance;provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date, except in the case of the original issuance of Notes, in which case interest shall accrue from the date of authentication. The Company shall pay in cash (i) interest

Exhibit 1 to App - 5

Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.    Guarantees. The payment by the Company of the principal of and interest, premium, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any Taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

11.    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12.    Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect, (4) to secure the Notes or the Subsidiary Guarantee pursuant to Section 4.15 of the Indenture or otherwise, (5) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (6) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (8) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security documents or any discharge or release of any Collateral that is permitted by the Indenture or any of the Note Documents; (9) ~~to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47 of the Indenture, (10)~~ with respect to the Security Documents, as provided in the Intercreditor Agreement, or (1~~1~~0) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

Exhibit 1 to App - 9

13.    Defaults and Remedies. Events of Default include: (i) default for failure to pay any principal of any Note when due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise; (ii) default for failure to pay any interest on any Note or any fee or any other amount payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days; (iii) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder which has been proven to be incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects); (iv) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in any of ~~the~~ Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 ~~of the Indenture or~~, in any of Sections 4.27 through 4.43 or in Sections 4.45 or 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) notice thereof from the Trustee to the Company or from the holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee, or (b) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; (vi) failure to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods); (vii) any event or condition occurs that results in (a) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof or (b) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or Section 9.01~~(a)~~ of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then in effect under the First Lien Credit Agreement or the Credit Facility shall not constitute an Event of Default under this (vii)(b) until (A) the loans or other obligations under the First Lien Credit Agreement or Credit Facility have been accelerated, (B) the First Lien Agent has commenced exercising remedies or (C) such “Event of Default” or equivalent has not been cured

Exhibit 1 to App - 10

[FORM OF REVERSE SIDE OF EXCHANGE NOTE]

8.50% Senior Secured Second Lien Notes due 2023

Capitalized terms used herein but not defined shall have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

1.    Interest. Northern Oil and Gas, Inc., a Delaware corporation (the “Company”), promises to pay Cash Interest on the principal amount of this Note at 8.50% per annum from May 15, 2018 until maturity (the “Cash Interest Rate”); provided, however, beginning ~~on July~~with the Interest Payment Date on January 1, 20~~18~~20, the Company shall pay additional interest in kind at ~~1~~3.00% per annum (subject to the immediately following sentence, the “PIK Interest Rate”) (in addition to the Cash Interest Rate) on the then outstanding principal amount of this Note (a “PIK Note Payment”) by increasing the principal amount of this Note or by issuing additional Notes in a principal amount equal to such interest (“PIK Interest”) on the applicable Interest Payment Date. Notwithstanding the foregoing, if the Company delivers (a) a PIK Interest Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter certifying the ratio of Total Debt as of such date to EBITDAX for the most recently completed Measurement Fiscal Quarter is (i) less than 3.00 to 1.00 and greater than or equal to 2.75 to 1.00 then the PIK Interest Rate shall be decreased to 2.00%, or (ii) less than 2.75 to 1.00 and greater than or equal to 2.50 to 1.00 then the PIK Interest Rate shall be decreased to 1.00%, or (b) a PIK Interest Suspension Certificate to the Trustee on or before the Compliance Certificate Due Date for the most recently ended Measurement Fiscal Quarter, the PIK Interest shall not accrue from the Interest Payment Date following the delivery of such PIK Interest Suspension Certificate through the Interest Payment Date following the Compliance Certificate Due Date for the immediately succeeding Measurement Fiscal Quarter; provided, ~~however~~,that if a PIK Interest Suspension Certificate is not delivered by such Compliance Certificate Due Date, PIK Interest shall immediately and automatically begin accruing on the then outstanding principal amount of this Note at the applicable PIK Interest Rate on the next succeeding Interest Payment Date and shall continue to accrue until the next Interest Payment Date following the date on which a PIK Interest Suspension Certificate is delivered in compliance with Section 2.13 of the Indenture. The Company will pay interest quarterly in arrears on January 1, April 1, July 1 and October 1 of each year, commencing July 1, 2018 (each an “Interest Payment Date”), and at Stated Maturity, the Company will pay interest from the most recent date to which interest has been paid to the Stated Maturity date. If an Interest Payment Date falls on a day that is not a Business Day, the interest payment to be made on such Interest Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on such Interest Payment Date, and no additional interest will accrue solely as a result of such delayed payment. Interest on the Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance;provided that if there is no existing Default or Event of Default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding

Exhibit 2 to App - 4

principal amount of Notes tendered into such Asset Sale Offer exceeds the amount of Net Cash Proceeds, the Trustee shall select the Notes to be purchased on a pro rata basis (with such adjustments as may be deemed appropriate by the Trustee so that only Notes in denominations of $1.00, or integral multiples of $1.00 in excess thereof, shall be purchased). Holders of Notes that are the subject of an offer to purchase will receive an Asset Sale Offer from the Company prior to any related purchase date and may elect to have such Notes purchased by completing the form entitled “Option of Holder to Elect Purchase” on the reverse of the Notes.

9.    Guarantees. The payment by the Company of the principal of and interest, premium, if any, on, the Notes is fully and unconditionally guaranteed on a joint and several senior unsecured basis by each of the Guarantors to the extent set forth in the Indenture.

10.    Denominations, Transfer, Exchange. The Notes are in registered form without coupons in denominations of $1.00 and integral multiples of $1.00 in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents, and the Company may require a Holder to pay any Taxes due on transfer or exchange. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of fifteen (15) days before a selection of Notes to be redeemed.

11.    Persons Deemed Owners. The registered Holder of a Note may be treated as its owner for all purposes.

12.    Amendment, Supplement and Waiver. Subject to certain exceptions, the Indenture or the Notes may be amended or supplemented with the consent of the Holders of a majority in principal amount of the then outstanding Notes, and any existing Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (subject to Section 2.09). Without the consent of any Holder of a Note, the Indenture or the Notes may be amended or supplemented (1) to cure any ambiguity, defect or inconsistency, (2) to provide for uncertificated Notes in addition to or in place of certificated Notes, (3) to make any change that would provide any additional rights or benefits to the Holders of the Notes or that does not adversely affect the legal rights under the Indenture of any such Holder in any material respect, (4) to secure the Notes or the Subsidiary Guarantee pursuant to Section 4.15 of the Indenture or otherwise, (5) to add any additional Guarantor with respect to the Notes or to evidence the release of any Guarantor from its Subsidiary Guarantee in accordance with Article 10 of the Indenture, (6) to comply with the requirements of the SEC in order to effect or maintain the qualification of the Indenture under the TIA, (7) to evidence or provide for the acceptance of appointment under the Indenture of a successor Trustee, (8) to make, complete or confirm any grant of Collateral permitted or required by the Indenture or any of the Security documents or any discharge or release of any Collateral that is permitted by the Indenture or any of the Note Documents; (9) ~~to implement any amendment contemplated by Section 4.24(a)(iii), Section 4.29(b)(iii)(3) or Section 4.47 of the Indenture, (10)~~ with respect to the Security Documents, as provided in the Intercreditor Agreement, or (1~~1~~0) to provide for the issuance of Additional Notes in accordance with the limitations set forth in the Indenture.

Exhibit 2 to App - 8

13.    Defaults and Remedies. Events of Default include: (i) default for failure to pay any principal of any Note when due and payable, whether at the due date thereof or at a date fixed for redemption or repurchase thereof, by acceleration or otherwise; (ii) default for failure to pay any interest on any Note or any fee or any other amount payable under any Note Document, when and as the same shall become due and payable and such failure shall continue unremedied for a period of 20 days; (iii) any representation or warranty made or deemed made by or on behalf of the Company or any Subsidiary in or in connection with the Exchange Agreement and any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, certificate, financial statement or other document furnished by or on behalf of the Company or any Subsidiary pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder which has been proven to be incorrect in any material respect when made or deemed made (provided that to the extent that any representation and warranty is qualified by materiality, material adverse effect or a similar qualification, such representation and warranty shall be true in all respects); (iv) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in any of ~~the~~ Sections 4.03(h), 4.03(l), 4.04, 4.05, 4.13, 4.14, 4.15, 4.18, 4.19, 4.21, 4.24, 4.25 or 4.26 ~~of the Indenture or~~, in any of Sections 4.27 through 4.43 or in Sections 4.45 or 4.48 of the Indenture and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (i) notice thereof from the Trustee to the Company or from the Holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee or (ii) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; provided, however, the rate at which Cash Interest on the Notes accrues shall increase to the Default Rate effective immediately upon such failure without giving effect to such thirty (30)-day grace period; (v) failure by the Company or any Subsidiary to observe or perform any covenant, condition or agreement contained in the Indenture (other than those specified in Section 6.01(a), Section 6.01(b) or Section 6.01(d)) or any other Note Document and such failure shall continue unremedied for a period of thirty (30) days after the earlier to occur of (a) notice thereof from the Trustee to the Company or from the holders of at least 25% of the aggregate principal amount of the Notes to the Company and the Trustee, or (b) an Officer of the Company or such Subsidiary otherwise becoming aware of such default; (vi) failure to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure periods); (vii) any event or condition occurs that results in (a) any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Company or any Subsidiary to make an offer in respect thereof or (b) an “Event of Default” under the First Lien Credit Agreement or any equivalent under any Credit Facility shall have occurred; provided that an “Event of Default” or equivalent resulting from a breach of the First Lien Financial Covenants or Section 9.01~~(a)~~ of the First Lien Credit Agreement (or any replacement financial covenants under any Credit Facility) to the extent then

Exhibit 2 to App - 9